EXHIBIT 2.1

                                                 EXECUTION COPY

STOCK PURCHASE AGREEMENT

dated as of July 30, 2010

by and among

PACKETVIDEO CORPORATION,

NEXTWAVE WIRELESS INC.,

NEXTWAVE BROADBAND INC.

and

NTT DOCOMO, INC.

i

(continued)

Page
	(w)	Environmental, Health and Safety Matters	19
	(x)	Customers	19
	(y)	SEC Filings	20
	(z)	Solvency	20
	(aa)	Fairness Opinion	20
	(bb)	Disclosure	20
5.	REPRESENTATIONS, WARRANTIES AND CERTAIN AGREEMENTS OF THE PURCHASER		20
	(a)	Organization, Good Standing and Qualification	21
	(b)	Authority	21
	(c)	No Conflicts	21
	(d)	Purchase for Own Account	21
	(e)	Investment Experience	21
	(f)	Status of the Purchaser	22
	(g)	Reliance Upon the Purchaser’s Representations	22
	(h)	Receipt of Information	22
	(i)	Restricted Securities	22
	(j)	Legends	23
6.	PRE-CLOSING COVENANTS		23
	(a)	Conduct of Business Prior to the Closing	23
	(b)	Access to Information	24
	(c)	Notice of Certain Events	24
	(d)	Governmental Approvals and Consents	25
	(e)	Approval of Parent’s Stockholders	26
	(f)	Settlement of Working Capital	27
	(g)	Communication with Employees	27
7.	CERTAIN POST-CLOSING COVENANTS		27
	(a)	Certain Tax Matters	27
	(b)	Non-competition; Non-solicitation	28
	(c)	Confidentiality	30

(continued)

Page
	(d)	Company Information and Parent and Seller Information	30
	(e)	Proposed Management and Employee Retention Plan	31
8.	INDEMNIFICATION		31
	(a)	Survival of Representations and Warranties	31
	(b)	Indemnification Provisions for the Purchaser’s Benefit	31
	(c)	Indemnification Provisions for Parent and Seller’s Benefit	32
	(d)	Exclusive Remedy	32
9.	TERMINATION		32
	(a)	Termination	32
	(b)	Effect of Termination	33
	(c)	Payment of Expenses	34
10.	DEFINED TERMS		34
11.	MISCELLANEOUS		41
	(a)	Successors and Assigns	41
	(b)	Governing Law; Jurisdiction; Waiver of Jury Trial	41
	(c)	Specific Enforcement	42
	(d)	Expenses	42
	(e)	Counterparts	42
	(f)	Headings	42
	(g)	Notices	42
	(h)	Amendments	43
	(i)	Reporting and Publicity	44
	(j)	Waivers	44
	(k)	Replacement of Shares	44
	(l)	Severability	44
	(m)	Entire Agreement	44
	(n)	Further Assurances	44
	(o)	Meaning of “Include” and “Including”	45
	(p)	No Presumption Against Drafting Party	45
	(q)	No Third-Party Beneficiaries	45

(continued)

Page
(r)	Facsimile and E-mail Signatures	45
(s)	Corporate Securities Law	45

Annex A	-	Resigning Directors and Officers of the Company
Exhibit A	-	Officer’s Certificate
Exhibit B	-	Wire Transfer Instructions
Exhibit C	-	Certain Employees of the Purchaser

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made and entered into as of July 30, 2010, by and among PacketVideo Corporation, a Delaware corporation (the “Company”), NextWave Wireless Inc., a Delaware corporation (“Parent”), NextWave Broadband Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Seller”), and NTT DOCOMO, INC. (the “Purchaser” and, together with the Company, Parent and Seller, each a “Party” and, collectively, the “Parties”).

RECITALS

WHEREAS, on July 2, 2009, the Parties entered into a Stock Purchase Agreement (the “2009 Stock Purchase Agreement”) pursuant to which, among other things, Seller agreed to sell, and the Purchaser agreed to purchase, 16,362,500 shares of Class A Common Stock of the Company, par value $0.001 per share (the “Class A Common Stock”), which constituted 100% of the issued and outstanding shares of Class A Common Stock and 35% of the issued and outstanding shares of common stock of the Company;

WHEREAS, in connection with the Parties’ entry into the 2009 Stock Purchase Agreement, the Parties entered into that certain Stockholders’ Agreement dated as of July 2, 2009 (the “Stockholders’ Agreement”) pursuant to which, among other things, the Purchaser was granted the right (but not the obligation) (the “Option”) to purchase all (but not less than all) of the common stock of the Company held by Seller;

WHEREAS, Seller currently holds 30,387,500 shares of Class B Common Stock of the Company, par value $0.001 per share (the “Class B Common Stock”), which constitutes 100% of the issued and outstanding shares of Class B Common Stock and 65% of the issued and outstanding shares of common stock of the Company;

WHEREAS, by a letter dated December 22, 2009, the Purchaser notified Parent and Seller that the Purchaser desires to exercise the Option and thereby purchase all of the 30,387,500 shares of Class B Common Stock held by Seller (the “Purchased Shares”), and by a letter dated June 28, 2010, the Purchaser confirmed in writing to Parent and Seller that the Purchaser still intended to pursue the purchase of the Purchased Shares, as further confirmed by entering into this Agreement;

WHEREAS, pursuant to the Purchaser’s exercise of the Option as evidenced hereby, Seller desires to sell to the Purchaser, and the Purchaser desires to purchase and acquire from Seller, the Purchased Shares subject to the terms and conditions set forth herein; and

WHEREAS, certain capitalized terms are used herein as defined in Article 10 hereof.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. AGREEMENT TO PURCHASE AND SELL SHARES.

(a) Purchase and Sale of the Purchased Shares.  Subject to the terms and conditions of this Agreement, at the Closing (as defined below), Seller agrees to sell to the Purchaser, and the Purchaser agrees to purchase, the Purchased Shares for an aggregate purchase price of $111.6 million (the “Purchase Price”).  The Company, Parent, Seller and the Purchaser have determined and agree that the Purchase Price represents the Fair Market Value (as defined and determined in accordance with the Stockholders’ Agreement) of the Purchased Shares.

(b) Use of Proceeds. The Seller shall apply the “Net Proceeds” (as defined by each Note Agreement) from the sale of the Purchased Shares in accordance with the terms and conditions of the Notes and of the related Note Agreements.

2. CLOSING CONDITIONS.

(a) Conditions to Obligation of the Purchaser at Closing.  The obligation of the Purchaser to purchase the Purchased Shares at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived by the Purchaser in writing.

(i) Representations and Warranties.  The representations and warranties of the Company, Parent and Seller contained in Article 4 shall be true and correct in all material respects (except to the extent that such representations and warranties are qualified by the term “material” or contain a term such as “Material Adverse Effect,” in which case such representations and warranties (as so written, including the term “material” or “Material Adverse Effect”) shall be true and correct in all respects) as of the Closing with the same effect as if made on and as of the Closing, without giving effect to any supplement to the Disclosure Schedule or any notification given pursuant to Section 6(c) hereof or otherwise, except for representations and warranties which speak as of a specific date or time other than the Closing Date which need only be true and correct in all material respects (except to the extent that such representations and warranties are qualified by the term “material” or contain a term such as “Material Adverse Effect,” in which case such representations and warranties (as so written, including the term “material” or “Material Adverse Effect”) shall be true and correct in all respects) as of such date or time.

(ii) Performance.  Each of the Company, Parent and Seller shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

(iii) Compliance Certificate.  The President(s) of each of the Company, Parent and Seller shall have delivered to the Purchaser at the Closing a certificate certifying that the conditions specified in Section 2(a)(i) and (ii) have been fulfilled.

(iv) Company Secretary’s Certificate.  The Secretary of the Company shall have delivered to the Purchaser at the Closing a certificate and attached thereto (i) a true and correct copy of the Amended and Restated Certificate of Incorporation of the Company as in effect at the time of the Closing (the “Restated Certificate of Incorporation”), (ii) the

Company’s Bylaws as in effect at the time of the Closing, (iii) good standing certificates (including tax good standing) with respect to the Company from the applicable authorities in Delaware and California, dated no more than ten (10) days before the Closing Date, and (iv) resolutions of the Board of Directors of the Company adopting and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated under this Agreement.

(v) Parent Secretary’s Certificate.  The Secretary of Parent shall have delivered to the Purchaser at the Closing a certificate and attached thereto resolutions of the Board of Directors of Parent adopting and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated under this Agreement and resolving to recommend in the Proxy Materials (as defined below) filed with the SEC as promptly as reasonably practicable following the date of this Agreement that the holders of shares of Parent’s capital stock authorize the transactions contemplated hereby.

(vi) Seller Secretary’s Certificate.  The Secretary of Seller shall have delivered to the Purchaser at the Closing a certificate and attached thereto resolutions of the Board of Directors of Seller adopting and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated under this Agreement.

(vii) Qualifications.  All authorizations, approvals or Permits, if any, of any governmental authority or regulatory body of the United States or of any state or country that are required in connection with the lawful sale of the Purchased Shares pursuant to this Agreement shall be obtained and effective as of the Closing.

(viii) Expiration of Waiting Period.  The filings of the Parties pursuant to the HSR Act, if any, shall have been made, and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(ix) Consents.  The Company shall have obtained the consents, Permits and waivers set forth in Schedule 2(a)(ix) hereto.

(x) No Injunction.  No preliminary or permanent injunction or other binding order, decree or ruling issued by a court or government agency shall be in effect which shall have the effect of preventing the consummation of the transactions contemplated by this Agreement.

(xi) Resignations of Officers and Directors.  The Purchaser shall have received the resignations, effective as of the Closing, of each director and officer of the Company listed on Annex A attached hereto.

(xii) Resignations of James Brailean.  The Purchaser shall have received the resignation, effective as of the Closing, of James Brailean from each and every position he has with Parent, including as an employee.

(xiii) Certain Releases and Documentation.  The Purchaser shall have received evidence reasonably satisfactory to the Purchaser of the following:  (i) the irrevocable and unconditional release and discharge of all Liens on the assets of the Company securing obligations of any members of Parent’s Affiliated Group, and (ii) the delivery of counterparts of the officer’s certificate required under Section 10.4 of each Note Agreement, in the form attached hereto as Exhibit A (or in such other form reasonably agreed to by the Parties), duly executed by an officer of Parent and executed by The Bank of New York Mellon as Agent.

(xiv) Opinion of Seller’s Counsel.  The Purchaser shall have received from Cooley LLP, counsel for the Company, Parent and Seller, an opinion, dated as of the Closing Date, in a form reasonably agreed to by the Parties.

(xv) FIRPTA Certificate.  The Purchaser shall have received from Seller a duly executed certificate of non-foreign status meeting the requirements of Treasury Regulation Section 1.1445-2(b)(2).

(xvi) Stockholder Approval.  The stockholders of Parent shall have, by the Required Parent Stockholder Vote, adopted and approved this Agreement and authorized the sale of the Purchased Shares.

(b) Conditions to Obligations of Seller at Closing.  The obligations of Seller to sell the Purchased Shares to the Purchaser at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived by it.

(i) Representations and Warranties.  The representations and warranties of the Purchaser contained in Article 5 shall be true and correct in all material respects (except to the extent that such representations and warranties are qualified by the term “material” or contain a term such as “Material Adverse Effect,” in which case such representations and warranties (as so written, including the term “material” or “Material Adverse Effect”) shall be true and correct in all respects) as of the Closing with the same effect as if made on and as of the Closing, except for representations and warranties which speak as of a specific date or time other than the Closing Date which need only be true and correct in all material respects (except to the extent that such representations and warranties are qualified by the term “material” or contain a term such as “Material Adverse Effect,” in which case such representations and warranties (as so written, including the term “material” or “Material Adverse Effect”) shall be true and correct in all respects) as of such date or time.

(ii) Performance.  The Purchaser shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

(iii) No Injunction.  No preliminary or permanent injunction or other binding order, decree or ruling issued by a court or government agency shall be in effect which shall have the effect of preventing the consummation of the transactions contemplated by this Agreement.

(iv) Qualifications.  All authorizations, approvals or Permits, if any, of any governmental authority or regulatory body of the United States or of any state or country that are required in connection with the lawful sale of the Purchased Shares pursuant to this Agreement shall be obtained and effective as of the Closing.

(v) Expiration of Waiting Period.  The filings of the Parties pursuant to the HSR Act, if any, shall have been made, and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(vi) Stockholder Approval.  The stockholders of Parent shall have, by the Required Parent Stockholder Vote, adopted and approved this Agreement and authorized the sale of the Purchased Shares.

(vii) Indebtedness.  Except for Indebtedness to be repaid in accordance with Section 6(f), all Indebtedness owed by the Company or any of its Subsidiaries to Parent or Seller or any of their other Affiliates, as identified on Schedule 4(s), as such schedule may be updated through and including the Closing Date, shall have been repaid in full, and upon such repayment in full, the agreements evidencing any such Indebtedness shall be terminated and of no further force or effect as of the Closing Date.

(viii) 2009 Transaction Agreements. The Stockholders’ Agreement shall have been terminated and of no further force or effect, as effected pursuant to a termination agreement reasonably satisfactory to the Parties, and the Registration Rights Agreement shall have been amended to remove Seller as a party thereto and to extinguish all rights and obligations of Seller thereunder, as effected pursuant to an amendment agreement reasonably satisfactory to the Parties.

3. CLOSING.

(a) The closing of the purchase and sale of the Purchased Shares (the “Closing”) shall take place at the offices of Seller at 10350 Science Center Drive, Suite 210, San Diego, California 92121 on the fifth (5th) Business Day following the satisfaction or waiver of the conditions described in Article 2 hereof or at such other time or place as the Parties may mutually agree.  The date of the Closing is referred to herein as the “Closing Date.”

(b) At the Closing, against full payment of the Purchase Price for the Purchased Shares, by wire transfer of immediately available funds by the Purchaser to The Bank of New York, as collateral agent for and representative of the holders of the Notes, for the benefit of Seller in accordance with the wire transfer instructions attached hereto as Exhibit B, which wire transfer shall constitute full and final payment of the Purchase Price to Seller, Seller shall deliver to the Purchaser one or more stock certificates registered in the name of Seller, representing the Purchased Shares and bearing the legends set forth in Section 5(j) herein, duly endorsed in blank or accompanied by a stock assignment separate from certificate duly executed in blank.  Closing documents may be delivered by facsimile or by electronic mail.

4. REPRESENTATIONS, WARRANTIES AND CERTAIN AGREEMENTS OF PARENT, SELLER AND THE COMPANY.

The Company, Parent and Seller each hereby represents and warrants to the Purchaser that, except as disclosed in the disclosure schedule delivered to Purchaser in connection herewith (the “Disclosure Schedule”), which exceptions shall be deemed to be part of and qualify the representations and warranties made hereunder, the following representations and warranties are true and correct in all respects as of the date hereof (or such other date and time specified in a representation and warranty), and they will be true and correct in all material respects (except to the extent that such representations and warranties are qualified by the term “material” or contain a term such as “Material Adverse Effect,” in which case such representations and warranties (as so written, including the term “material” or “Material Adverse Effect”) will be true and correct in all respects) as of the Closing Date, except as otherwise indicated.  The Disclosure Schedule shall be arranged with specific reference to the Section or subsection of this Article 4 to which the information stated in such Disclosure Schedule relates (provided, however, that any disclosure contained in any section of the Disclosure Schedule shall be deemed to be disclosed with respect to any other Section or subsection of this Article 4 only to the extent that it is reasonably and readily apparent that such disclosure is applicable to such other Section or subsection of this Article 4).

(a) Organization, Good Standing and Qualification.  Each of the Company, Parent and Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority necessary to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted and as currently proposed by its management to be conducted.  Each of the Company, Parent and Seller is duly qualified or authorized to do business and is in good standing in each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect.

(b) Capitalization.  The authorized capital stock of the Company consists of 75,000,000 shares of Common Stock, consisting of 18,000,000 shares of Class A Common Stock, 16,362,500 shares of which are issued and outstanding, and 57,000,000 shares of Class B Common Stock, of which 30,387,500 shares are issued and outstanding and owned by Seller and 16,362,500 shares of Class B Common Stock are reserved for issuance upon conversion of the outstanding shares of Class A Common Stock, and all of such outstanding shares of Common Stock have been duly authorized and are validly issued, are fully paid and nonassessable.  All of the Purchased Shares are free of all Liens (including any option, right of first refusal, proxy, voting trust or agreement, or Transfer restriction under any stockholder or similar agreement) and restrictions on Transfer other than restrictions on Transfer under applicable federal and state securities Laws and under the 2009 Transaction Documents.  All outstanding shares of capital stock of the Company were issued in compliance with all applicable federal and state securities Laws.  No shares of preferred stock are authorized, issued or outstanding, and no shares of Common Stock or preferred stock are held by the Company in its treasury.  The Company has reserved 8,250,000 shares of Class B Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to its 2009 Equity Incentive Plan duly adopted by the Company’s Board of Directors and approved by the Company’s stockholders.  Of such reserved shares of Common Stock, no shares have been issued pursuant to restricted stock purchase agreements, options to purchase 6,364,300 shares have been granted and are currently outstanding, and 1,885,700 shares of Class B Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the 2009 Equity Incentive Plan.  The Company has furnished to the Purchasers complete and accurate copies of the 2009 Equity Incentive Plan and forms of agreements used thereunder.  Except as set forth in this Section 4(b), no awards have been granted under the 2009 Equity Incentive Plan, and, except as set forth in the 2009 Transaction Documents, there is no existing option, warrant, call, right or Contract of any character to which the Company is a party requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance, sale or Transfer of any additional shares of capital stock or other equity securities of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of the Company.  Schedule 4(b) sets forth the capitalization of the Company as of the date of this Agreement, including the number of shares of the following: (i) issued and outstanding Class A Common Stock and Class B Common Stock, including, with respect to restricted Class B Common Stock, if any, vesting schedule and repurchase price; (ii) issued stock options, including vesting schedule and exercise price; (iii) stock options not yet issued but reserved for issuance; and (iv) warrants and other stock purchase rights, if any.  Except as set forth in the 2009 Transaction Documents, none of the Company, Parent and Seller is a party to any voting trust or other Contract with respect to the voting, redemption, sale, Transfer or other disposition of the capital stock of the Company other than the 2009 Transaction Documents.

(c) Authority; Noncontravention.

(i) Each of the Company, Parent and Seller has all necessary corporate power, authority and legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated herein, subject to the terms and conditions set forth herein (collectively, the “Transactions”).  The execution and delivery of this Agreement, the performance by the Company, Parent and Seller of their respective obligations hereunder, and the consummation by the Company, Parent and Seller of the Transactions, have been duly authorized and approved by such Party’s board of directors and no other corporate action on the part of such Party is necessary to authorize the execution, delivery and performance by such Party of this Agreement and the consummation of the Transactions, except for (A) the approval of this Agreement by the Required Parent Stockholder Vote and (B) the requisite approvals contemplated by Section 4(c)(i).  This Agreement has been duly and validly executed and delivered by the Company, Parent and Seller and, assuming due authorization, execution and delivery hereof and thereof by the Purchaser, constitutes legal, valid and binding obligations of each of the Company, Parent and Seller, enforceable against such Party in accordance with its terms, except that such enforceability (x) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (y) is subject to general principles of equity, whether considered in a proceeding at Law or in equity.

(ii) None of the execution and delivery of this Agreement by the Company, Parent and Seller, the consummation by the Company, Parent and Seller of this Agreement, or compliance by the Company, Parent and Seller with any of the terms or provisions of this Agreement, will conflict with or result in a violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or give rise to any obligation of such Party to make any material payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of such Party or any Subsidiary of such Party under, any provision of (A) the certificate of incorporation and bylaws or other comparable organizational documents of such

Party, (B) any Contract or Permit to which such Party or any Subsidiary of such Party is a party or by which any of the properties or assets of such Party or any or any Subsidiary of such Party are bound, (C) any Order of any Governmental Authority applicable to such Party or any Subsidiary of such Party or any of the properties or assets of such Party or any Subsidiary of such Party, or (D) any applicable Law; except in the cases of clauses (B) and (C) for any conflict, violation, default, loss of benefit, or right of termination, cancellation or acceleration that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(iii) Company Board Actions.  The boards of directors of Parent, Seller and the Company, at respective meetings duly called and held, have (A) determined that the Transactions are fair to, and in the best interests of, Parent, Seller and the Company, respectively, and their respective stockholders, (B) declared the advisability of and duly approved this Agreement and the Transactions, (C) in the cases of Parent and Seller, resolved to recommend that their respective stockholders authorize the Transactions, and (D) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state Takeover Law or similar Law that might otherwise apply to the Transactions, and, as of the date hereof, none of the aforesaid actions by the boards of directors of Parent, Seller or the Company have been amended, rescinded or modified.

(d) Valid Issuance of Purchased Shares.

(i) The Purchased Shares are duly authorized, validly issued, fully paid, nonassessable, and free of all Liens, except Liens in favor of holders of the Notes, and restrictions on Transfer other than restrictions on Transfer under applicable federal and state securities Laws and under the 2009 Transaction Documents.  Based in part upon the representations of the Purchaser in Article 5, the Purchased Shares, upon transfer to the Purchaser, shall have been transferred in compliance with all applicable federal and state securities Laws and free of all Liens.

(ii) The Purchase Price represents the Agreed Valuation (as defined in the Stockholders’ Agreement) of the Purchased Shares.

(e)Consents.  No consent, waiver, approval, Order, Permit or authorization of, or filings, declarations or registrations with, or notification to, any Person or Governmental Authority is required in connection with the execution and delivery of this Agreement by the Company, Parent or Seller, the compliance by the Company, Parent and Seller with any of the provisions hereof or the consummation by the Company, Parent or Seller of the Transactions, except for (i) the filing with the SEC of the Proxy Materials and such reports under Section 13 or 16 of the Exchange Act as may be required in connection with this Agreement and the Transactions, (ii) compliance with and filings pursuant to the HSR Act, (iii) those consents and filings set forth on Schedule 4(e) and Schedule 2(a)(ix), and (iv) such consents, waivers, approvals, Orders, Permits, or authorizations of, or filings, declarations or registrations with, or notifications to any Person or Governmental Authority that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f) Financial Statements; Accounts Receivable; Undisclosed Liabilities.

(i) True, correct and complete copies of (i) the unaudited consolidated financial statements of the Company and its Subsidiaries as of and for the years ending December 27, 2008 and December 31, 2009, each of which include a statement of cash flows and statement of operations for such fiscal year and a balance sheet as at the last day thereof and (ii) the unaudited consolidated financial statements of the Company and its Subsidiaries as of and for the five-month period ending May 29, 2010, which include a statement of cash flows and statement of operations for such five-month period and a balance sheet (the “Balance Sheet”) as of the last day thereof (the “Balance Sheet Date”), are attached hereto as Schedule 4(f)(i) (the financial statements referred to in this clause (ii) are the “Interim Financial Statements,” and, collectively, the financial statements referred to in clause (i) above and this clause (ii) are the “Financial Statements”).  Each of the Financial Statements (x) has been prepared in accordance with the books and records of the Company, (y) has been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and (z) presents fairly in all material respects the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as at the respective dates for the periods indicates and for the respective periods indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments and the absence of notes that will not, individually or in the aggregate, be material.  The Company maintains a standard system of accounting established and administered in accordance with GAAP.

(ii) All accounts receivable of the Company and its Subsidiaries that are reflected on the Balance Sheet or on the accounting records of the Company and its Subsidiaries as of the Closing Date (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business.  Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet or on the accounting records of the Company and its Subsidiaries as of the Closing Date (which reserves are believed by the Company to be adequate in all material respects and calculated consistent with past practice).

(iii) Neither the Company nor any of its Subsidiaries has any Indebtedness, Liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise, whether known or unknown) whether or not required, if known, to be reflected in or reserved against or otherwise described on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except Indebtedness, Liabilities and obligations (A) as and to the extent fully reflected in, reserved against or otherwise described in the balance sheets included in the Financial Statements, (B) liabilities incurred for legal and transactional expenses in connection with the Transactions or this Agreement, (C) incurred after the Balance Sheet Date in the Ordinary Course of Business, which, in all such cases, individually and in the aggregate would not have a Material Adverse Effect, or (D) liabilities pursuant to any Material Contract (as defined in Section 4(s) below) to which a Company or any of its Subsidiaries is a party or any Contract entered into by the Company or any of its Subsidiaries in the Ordinary Course of Business (except to the extent any such liability would not be ascertainable by reference to such Contract).  Since the Balance Sheet Date, neither the Company nor any of its

Subsidiaries has failed to promptly pay and discharge any current Liabilities except where disputed in good faith by appropriate proceedings, and has not accelerated the collection of any accounts receivable.

(g) Brokers and Other Advisors.  No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company, Parent or Seller in connection with the Transactions, and no Person is entitled to any fee or commission or like payment in respect thereof.

(h)Absence of Certain Changes or Events.  Since the Balance Sheet Date, there have not been any events, changes, occurrences or state of facts that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect.  Since the Balance Sheet Date, the Company and its Subsidiaries have carried on and operated their respective businesses in all material respects in the Ordinary Course of Business.  Without limiting the generality of the foregoing, since the Balance Sheet Date, except as contemplated by the Transactions or this Agreement:

(i) there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of the Company or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of or other ownership interest in the Company or any of its Subsidiaries;

(ii) neither the Company nor any of its Subsidiaries has made any loan (other than advances of compensation) to, or entered into any other material transaction (other than employment-related transactions) with, any of its Affiliates, directors, officers or employees other than in the Ordinary Course of Business;

(iii) neither the Company nor any of its Subsidiaries has mortgaged, pledged or been subjected to any Lien (other than the Permitted Exceptions) on any of its material assets, or acquired any material assets or sold, assigned, conveyed, leased or otherwise disposed of or Transferred any material assets of the Company or any Subsidiary, except for assets acquired or sold, assigned, conveyed, leased or otherwise disposed of or Transferred in the Ordinary Course of Business;

(iv) neither the Company nor any of its Subsidiaries has issued any note, bond or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $100,000 in the aggregate;

(v) neither the Company nor any of its Subsidiaries has assigned, granted any exclusive license or sublicense of any rights under or with respect to, or otherwise Transferred, any material Intellectual Property, except non-exclusive licenses granted in the Ordinary Course of Business;

(vi) neither the Company nor any of its Subsidiaries has received notice of, instituted or settled any material Proceeding;

(vii) there has been no change made or authorized in the certificate of incorporation, bylaws or other comparable organizational documents of the Company or any of its Subsidiaries except as expressly contemplated by this Agreement;

(viii) neither the Company nor any Subsidiary has issued, sold or otherwise disposed of any of its capital stock, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock except to the Purchaser pursuant to this Agreement or under the Company’s 2009 Equity Incentive Plan;

(ix) none of Company or any of its Subsidiaries has agreed, committed, arranged or entered into any understanding to do anything set forth in this Section 4(h).

(i) Legal Proceedings.  Except for matters that have not had or would not reasonably be expected to have, individually or in the aggregate a Material Adverse Effect, there is no pending or, to the Knowledge of the Company, Parent or Seller threatened legal, administrative, arbitral or other Proceeding against, or governmental or regulatory investigation of, the Company or any of its Subsidiaries (or to the Knowledge of the Company, Parent or Seller, pending or threatened, against any of the officers, directors or employees of the Company or any of its Subsidiaries with respect to their business activities on behalf of the Company), or to which the Company or any of its Subsidiaries is otherwise a party before any Governmental Authority, nor is there any Order imposed (or, to the Knowledge of the Company, Parent or Seller threatened to be imposed) upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries, by or before any Governmental Authority.  To Knowledge of the Company, Parent or Seller, there is no action, suit, proceeding, hearing or investigation that is expected to be brought against Company or any Subsidiary that would have or would reasonably be expected to have a Material Adverse Effect.

(j) Compliance with Laws, Permits.

(i) The Company and each of its Subsidiaries is in compliance in all material respects with all Laws and Permits applicable to it, any of its properties or other assets or any of its businesses or operations, except for any noncompliance with Permits that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(ii) The Company and each of its Subsidiaries hold all material Permits necessary for the lawful conduct of their respective businesses as they are now being conducted and as currently proposed by their respective managements to be conducted, and each such material Permit is in full force and effect and will continue to be in full force and effect on identical terms upon the consummation of the Transactions, other than any Permits the failure of which to remain in full force and effect would not reasonably be expected to have a Material Adverse Effect.

(iii) There is no term or provision of any Law or Order applicable to or binding upon the Company, that has had or would reasonably be expected to have a Material Adverse Effect.  To the Knowledge of the Company, Parent or Seller, none of the employees of the Company or any of its Subsidiaries is in violation of any contract or covenant (either with the Company or with another entity) relating to employment, patent, other proprietary information disclosure, non-competition, or non-solicitation, other than any such violations that would not reasonably be expected to have a Material Adverse Effect.

(k) Compliance with Securities Laws.  Subject to the accuracy of the representations made by the Purchaser in Article 5 hereof, the offer and transfer of the Purchased Shares to the Purchaser is exempt from the registration and prospectus delivery requirements of the Securities Act.  Neither the Company, nor any of its Subsidiaries or Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising, including but not limited to, advertisement, articles, notices or other communications published in any newspaper, magazine or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising, in connection with the offer and sale of the Purchased Shares.

(l) No Integrated Offering.  None of the Company, its Subsidiaries, any of their Affiliates, and any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration or qualification of any of the Purchased Shares under the Securities Act or cause the offering of the Purchased Shares to be integrated with prior or concurrent offerings by the Company for purposes of the Securities Act.  None of the Company, its Subsidiaries, their Affiliates and any Person acting on their behalf will take any action or steps referred to in the preceding sentence that would require registration or qualification of any of the Purchased Shares under the Securities Act or cause the offering of the Purchased Shares to be integrated with any other offering.

(m) Subsidiaries.  Schedule 4(m) sets forth each Subsidiary of the Company and the jurisdiction in which each such Subsidiary is incorporated or organized, the number of shares of its authorized capital stock, the number and class of shares thereof duly issued and outstanding, the names of all stockholders or other equity owners and the number of shares of stock owned by each stockholder or the amount of equity owned by each equity owner thereof.  Each Subsidiary of the Company is a duly organized and validly existing corporation or other entity in good standing under the Laws of the jurisdiction of its incorporation or organization and is duly qualified or authorized to do business as a foreign corporation or entity and is in good standing under the Laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except for such jurisdictions in which the failure to be qualified and in good standing would not have a Material Adverse Effect.  Each Subsidiary of the Company has all requisite corporate or entity power and authority necessary to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted and as currently proposed by its management to be conducted.  The outstanding shares of capital stock or equity interests of each Subsidiary have been duly authorized and are validly issued, fully paid and nonassessable and were issued in compliance with all applicable securities Laws, and all such shares or other equity interests represented as being owned by the Company are owned by it free and clear of any and all Liens (including any option, right of first refusal, proxy, voting trust or agreement, or Transfer restriction under any stockholder or similar agreement) except as set forth in Schedule 4(m). No shares of capital stock are held by any Subsidiary of the Company as treasury stock.  There is no existing option, warrant, call, right or Contract of any character to which any Subsidiary of the Company is a party requiring, and there are no securities of any Subsidiary of the Company outstanding which upon conversion or exchange would require, the issuance, sale or other Transfer of any additional shares of capital stock or other equity interests of any Subsidiary of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity interests of any Subsidiary of the Company.  Other than the Subsidiaries of the Company, neither the Company nor any Subsidiary of the Company owns, directly or indirectly, any shares of capital stock or equity or ownership interests in, any other Person (collectively, “Third-Party Interests”).  Neither the Company nor any Subsidiary of the Company have any rights to, or are bound by any commitment or obligation to, acquire by any means, directly or indirectly, any Third-Party Interests or to make any investment in any Person.

(n) Corporate Records.

(i) The Company has delivered to the Purchaser true, correct and complete copies of the certificates of incorporation (each certified by the Secretary of State or other appropriate official of the applicable jurisdiction of organization) and by-laws (each certified by the secretary, assistant secretary or other appropriate officer) or comparable organizational, documents of the Company and each of its Subsidiaries.

(ii) The minute books of the Company and each of its Subsidiaries previously made available to the Purchaser contain true, correct and complete records of all meetings and accurately, reflect in all material respects all other corporate action of the stockholders and board of directors (including committees thereof) of the Company and its Subsidiaries.  The stock certificate books and stock transfer ledgers of the Company and its Subsidiaries previously made available to the Purchaser are true, correct and complete.  All stock transfer Taxes levied or payable with respect to all Transfers of shares of the Company and its Subsidiaries prior to the date hereof have been paid and appropriate transfer Tax stamps affixed.

(o) Taxes.  Except as set forth on Schedule 4(o):

(i) The Company and each of its Subsidiaries has filed all Tax Returns that were required to be filed by it.  All such Tax Returns are true, correct and complete in all material respects and the Company has maintained, to the extent required, documentation supporting all positions taken thereon.  The Company and each of its Subsidiaries has timely paid all Taxes which were required to be paid by it.  The amount shown on the Financial Statements as provision for Taxes is sufficient for payment of all accrued and unpaid Taxes for the period then ended and all prior periods.

(ii) Subsequent to July 19, 2005, neither the Company nor any of its Subsidiaries has been a member of an Affiliated Group filing a Consolidated Tax Return, other than an Affiliated Group of which Parent is the parent corporation.  Each such Affiliated Group of which Parent is the parent corporation has filed all Consolidated Tax Returns that were required to be filed by it for each taxable period during which any of the Company or any of its Subsidiaries was a member of such Affiliated Group.  All such Consolidated Tax Returns are true, correct and complete in all material respects and Parent has maintained, to the extent required by applicable Laws, documentation supporting all positions taken thereon to the extent relating to the Company or any of its Subsidiaries.  Subsequent to July 19, 2005, each such

Affiliated Group of which Parent is the parent corporation has timely paid all Taxes which were required to be paid by it for each taxable period during which any of the Company or any of its Subsidiaries was a member of such Affiliated Group.  Neither the Company nor any of its Subsidiaries is a party to or bound by any tax sharing, tax allocation, tax indemnity or similar agreement or arrangement (whether or not written).  Neither the Company nor any of its Subsidiaries has any liability for the Taxes of another Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign Tax Law), as a transferee or successor, by contract, or otherwise.

(iii) Except as set forth in Schedule 4(o)(iii), none of the Company’s or any of its Subsidiaries’ federal or state income Tax Returns or other material Tax Returns have been audited or examined by any Taxing Authority, and no controversy with respect to Taxes of any type in a material amount is pending or, to the Knowledge of the Company, Parent or Seller, threatened with regard to the Company or any of its Subsidiaries.  Except as set forth in Schedule 4(o)(iii), there have been no audits or other examinations of any of the Consolidated Tax Returns filed by any Affiliated Group for any taxable period during which any of the Company or any of its Subsidiaries was a member of such Affiliated Group, and no controversy with respect to Taxes of any type in a material amount is pending or, to the Knowledge of the Company, Parent or Seller, threatened with regard to such Affiliated Group.

(iv) The Company and each of its Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes, and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws.

(v) No claim has been made by any Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(vi) There are no outstanding assessments, claims or deficiencies for any material amount of Taxes of the Company or any of its Subsidiaries that have been proposed, asserted or assessed. No issue has been raised by a Taxing Authority in any prior examination of the Company or any of its Subsidiaries which, by application of the same or similar principles, would reasonably be expected to result in a proposed deficiency of Taxes in a material amount for any subsequent taxable period.  There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries.

(vii) None of the Transactions will give rise to any withholding obligation under any provision of Law (including Section 1445 of the Code).

(viii) For purposes of this Section 4 (o) , any reference to the Company or any of its Subsidiaries shall be deemed to include any Person that merged with or was liquidated into the Company or any of its Subsidiaries, respectively.

(p) Property and Assets.  The Company and each of its Subsidiaries has good and marketable title to all of the tangible properties and assets that each purports to own, including all tangible properties and assets reflected in the Financial Statements, except those disposed of since the Balance Sheet Date in the Ordinary Course of Business, and none of such properties or assets is subject to any Lien other than the Permitted Exceptions.  Neither the Company nor any of its Subsidiaries owns any real property.

(q) Intellectual Property.

(i) The Company and its Subsidiaries own or otherwise have (or believes in good faith they can acquire on commercially reasonable terms) sufficient rights in and to all Intellectual Property used in and necessary to conduct the business of the Company and its Subsidiaries as now being conducted and as currently proposed by its management to be conducted.

(ii) All Owned Registered IP (other than patents and patent applications) which is material to the business of the Company or any of its Subsidiaries as now being conducted is owned entirely by the Company and its Subsidiaries, is valid and subsisting, and all patents and patent applications owned by the Company or any of its Subsidiaries which are material to the business of the Company or any of its Subsidiaries as now being conducted are owned entirely by the Company and its Subsidiaries and, to the Knowledge of the Company are valid and subsisting.  All necessary registration, maintenance, renewal, and other relevant filing fees due through the date hereof in connection with the Owned Registered IP (other than any Owned Registered IP that has been intentionally abandoned by the Company) have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant patent, copyright, trademark, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Owned Registered IP in full force and effect, except where the failure to timely pay such fees or timely file such documents would not have a Material Adverse Effect.

(iii) The Company is not a party to any action, suit or proceeding, and is not asserting any claim, against any Person for infringing or misappropriating any of the Company’s or any of its Subsidiaries’ Intellectual Property.  To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is infringing or misappropriating the Intellectual Property rights of any other Person.  No claim or demand is pending, or to the Knowledge of the Company, threatened against the Company or any Subsidiary that challenges the validity, enforceability, use or exclusive ownership of any of Intellectual Property or alleges any infringement, misappropriation, violation, or unfair competition or trade practices (including, without limitation, any claim that the Company or any of its Subsidiaries must license or refrain from using any Intellectual Property of any third party).  None of the Company’s or any of its Subsidiaries’ owned Intellectual Property is subject to any outstanding Order that restricts in any manner the use, Transfer or licensing thereof by the Company or any of its Subsidiaries or affects the validity, use or enforceability of any such Intellectual Property, except for any restriction that would not have a Material Adverse Effect.

(iv) The Company and its Subsidiaries have executed written agreements with all of their employees who have contributed to the development of the Intellectual Property of the Company and its Subsidiaries, in which such employees have assigned or agreed to assign to the Company or its Subsidiaries all their rights in and to all material Intellectual Property they may develop for the Company in the course of their employment pursuant to the terms of such agreements, except where the failure to have any such agreement would not have a Material Adverse Effect.  The Company and its Subsidiaries have executed written agreements with all consultants and contractors who have been retained in connection with the development of material Intellectual Property by which the consultants and contractors have assigned to the Company or its Subsidiaries all their rights in and to such material Intellectual Property and agreed to confidentiality provisions in such agreements, except where the failure to have such agreements would not have a Material Adverse Effect.

(v) No government funding and no facilities of a university, college, other educational institution or research center were used in the development of any Intellectual Property owned by the Company or any of its Subsidiaries where, as a result of such funding or the use of such facilities, the government or any university, college, other educational institution or research center has any rights in such Intellectual Property owned by the Company.

(r) Insurance.  The Company and each of its Subsidiaries has in full force and effect fire and casualty insurance policies with extended coverage, sufficient in amount (subject to reasonable deductions) to allow it to replace any of its properties that might be damaged or destroyed.  All such insurance policies are in force and effect, and the Company and each of its Subsidiaries has timely paid all applicable premiums thereunder.  Except as set forth on Schedule 4(r), to the Knowledge of the Company, Parent and Seller, no event relating to the Company or any of the Subsidiaries has occurred which would reasonably be expected to result in a retroactive upward adjustment in premiums under any such insurance policies or which would reasonably be expected to result in a prospective upward adjustment in such premiums.

(s) Material Contracts and Obligations.

(i) The Company has made available to the Purchaser copies of all of the following Contracts (or written summaries in the case of oral Contracts) to which the Company or any of its Subsidiaries is a party or by which it is bound (but only to the extent material): (A) all material Contracts to which Parent, Seller or any of their Affiliates (other than Company and the Company’s Subsidiaries), or any stockholder, officer, director or “associate” (as such term is defined in the rules and regulations promulgated under the Securities Act) of any such Person, is a party, (B) all indenture, loan or credit agreements, note agreements, deeds of trust, mortgages, security agreements, promissory notes and other Contracts relating to or evidencing Indebtedness, (C) all Contracts granting any option to purchase assets, or acquire an exclusive license, preemptive right, right of first refusal or similar right to any Person, (D) all covenants not to compete or similar restriction on its ability to conduct a business and any standstill agreements, (E) all agreements to register securities under the Securities Act, and (F) all Contracts with the five (5) largest customers (based on net sales by the Company and its Subsidiaries) of the Company and its Subsidiaries, taken as a whole, for the most recently completed fiscal year and for the period beginning on January 3, 2010 and ending on the Balance Sheet Date (the Contracts described in clauses (A) through (F) above, collectively referred to as the “Material Contracts”).  To the Knowledge of the Company, all of the Material Contracts are valid, binding and in force and effect on the Company.  Neither the Company nor any of its Subsidiaries is in default under any material provision of any of such Material Contracts, except where any such default would not have a Material Adverse Effect.

(ii) As of the date hereof, neither the Company nor any of its Subsidiaries has received any written communication from any other party to the Material Contracts stating that such other party has decided or plans to terminate or otherwise discontinue such Contract and, to the Knowledge of the Company, no other party to any such Material Contract is in default under any provision thereof, except in each case where such termination or discontinuance or default would not have a Material Adverse Effect.

(iii) None of the Company or any of its Subsidiaries is a party to or bound by any guaranty of Indebtedness of another Person.

(iv) Schedule 4(s) attached hereto describes in reasonable detail all Indebtedness owed by the Company or any of its Subsidiaries to Parent or Seller or any of their other Affiliates.

(t) Employee Benefits.

(i) The Company has made available to the Purchaser accurate and complete copies of all Company Plan documents.  Neither the Company nor any Subsidiary nor any ERISA Affiliate has ever maintained or contributed to any “defined benefit plan” as defined in Section 3(35) of ERISA, nor do any of them have a current or contingent obligation to contribute to, or Liability with respect to, any “multiemployer plan” (as defined in Section 3(37) of ERISA), or any multiple employer plan within the meaning of ERISA Section 210 or Code Section 413(c), or any “multiple employer welfare arrangement” (as defined in ERISA Section 3(40)).  No Company Plan is subject to Section 412 of the Code.

(ii) The Company Plans have been operated, administered and maintained in all material respects in accordance with their terms and applicable Law.  Each Company Plan intended to be qualified under Section 401(a) of the Code and any related trust thereunder intended to be exempt from federal income taxation under Section 501(a) of the Code has either (A) applied for a favorable determination letter, prior to the expiration of the requisite remedial amendment period under applicable Treasury Regulations or IRS pronouncements, but has not yet received a response, (B) obtained at least one favorable determination, notification, advisory and/or opinion letter, as applicable, on which the Company is entitled to rely, as to its qualified status from the IRS, or (C) still has a remaining period of time to apply for such a determination letter from the IRS and to make any amendments necessary to obtain a favorable determination, and nothing has occurred with respect to the operation of such Company Plan that would reasonably be expected to cause the revocation of such most recent determination (if any), or the imposition of any Liability, penalty or tax under ERISA or the Code, except where any failure to comply has not had, nor reasonably would be expected to have, a Material Adverse Effect.

(iii) None of the Company Plans provides for post-employment life or health insurance, benefits or coverage for any participant or any dependent of a participant, except as may be required under Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA, and the regulations thereunder, or as may be required under the American Recovery and Reinvestment Act of 2009, Title III, Section 3001, and except at the expense of the participant or the participant’s dependent(s).

(iv) Except as set forth on Schedule 4(t)(iv) or as otherwise contemplated by this Agreement or the Transactions contemplated hereby, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (A) result in any payment becoming due to any Company employee, (B) increase any benefits otherwise payable under any Company Plan, or (C) result in the acceleration of the time of payment or vesting of any such benefits under any Company Plan.

(u) Labor.

(i) Neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of the Company or any of its Subsidiaries.

(ii) No Employees are represented by any labor organization.  No labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, Parent and Seller, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal.  To the Knowledge of the Company, Parent and Seller, there is no organizing activity involving the Company or any of its Subsidiaries pending or threatened by any labor organization or group of employees of the Company or any of its Subsidiaries.

(iii) There are no (A) strikes, work stoppages, slowdowns, lockouts or arbitrations or (B) material grievances or other labor disputes pending or, to the Knowledge of the Company, Parent and Seller, threatened against or involving the Company or any of its Subsidiaries.  To the Knowledge of the Company, Parent and Seller, there are no unfair labor practice charges, grievances or complaints pending or threatened by or on behalf of any employee or group of employees of the Company that would be reasonably expected to have a Material Adverse Effect.

(iv) There are no complaints, charges or claims against the Company or any of its Subsidiaries pending with any Governmental Authority, or, to Knowledge of the Company, Parent and Seller, that have been threatened in writing to be brought or filed, with any Governmental Authority based on, or arising out of, the employment or termination of employment or failure to employ by the Company or any of its Subsidiaries, of any individual. There has been no “mass layoff” or “plant closing” (as defined by the Worker Adjustment and Retraining Notification Act of 1988, as amended) with respect to the Company or any of its Subsidiaries within the six (6) months prior to Closing.

(v) To the Knowledge of the Company, Parent and Seller, none of the officers or employees listed on Schedule 4(u)(v) intends to terminate his or her employment with the Company, and the Company does not have a present intention to terminate the employment of any such officer or employee.

(v) Related-Party Transactions.  Schedule 4(v) lists all material Contracts to which the Company, on the one hand, and Parent, Seller or any of their Affiliates (other than Company and the Company’s Subsidiaries), or any stockholder, officer, director or “associate” (as such term is defined in the rules and regulations promulgated under the Securities Act), on the other hand, are parties.  Except as set forth in Schedule 4(v) or as otherwise contemplated by the Transactions, the 2009 Transaction Documents or this Agreement, to the Knowledge of the Company, no director or officer of the Company or any of its Subsidiaries (i) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person (excluding Parent, Seller or any of their Affiliates) which is (A) a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company or any of its Subsidiaries, (B) engaged in a business related to the business of the Company or any of its Subsidiaries, or (C) a participant in any transaction to which the Company or any of its Subsidiaries is a party, or (ii) is a party to any Contract with the Company or any of its Subsidiaries.

(w) Environmental, Health and Safety Matters.

(i) Except as set forth on Schedule 4(w), the Company and its Subsidiaries are in compliance in all material respects with all Environmental, Health and Safety Requirements.

(ii) Except for such matters which have not resulted and would not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries has received any notice, claim, subpoena, or report from any Person (A) alleging any violation by such entity of any Environmental, Health and Safety Requirements, (B) asserting any claim that the Company or any of its Subsidiaries is liable to conduct any investigatory, remedial or corrective actions under Environmental, Health and Safety Requirements at any real property formerly or currently occupied by the Company or any of its Subsidiaries, or (C) asserting any other liability under Environmental, Health and Safety Requirements.

(iii) The Company has furnished or made available to the Purchaser all environmental audits, reports and other material environmental documents (including, without limitation, Phase I and Phase II site assessments) that are in its possession or under its reasonable control and relate to the Company or any of its Subsidiaries or their operation of any facilities or real property ever owned, operated or leased by the Company or any of its Subsidiaries.

(x) Customers.   Schedule 4(x) sets forth a true and complete list of the five (5) largest customers (based on net sales by the Company and its Subsidiaries) of the Company and its Subsidiaries, taken as a whole, for the most recently completed fiscal year and sets forth opposite the name of each such customer the percentage of consolidated net sales of the Company and its Subsidiaries, taken as a whole, attributable to such customer and distributor.  Schedule 4(x) also sets forth, for the period beginning on January 3, 2010 and ending on the Balance Sheet Date, a true and complete list of the five (5) largest customers (based on net sales by the Company and its Subsidiaries) of Company and its Subsidiaries, taken as a whole, for the current fiscal year and sets forth opposite the name of each such customer the percentage of consolidated net sales of the Company and its Subsidiaries, taken as a whole, attributable to such customer.

(y) SEC Filings.  Parent’s Annual Reports on Form 10-K for the fiscal years ended December 27, 2008 and January 2, 2010, and all other reports, registration statements, definitive proxy statements or information statements filed by it or any of its Subsidiaries subsequent to January 2, 2010 under the Securities Act, or under the Exchange Act, in the form filed (collectively, the “SEC Filings”) with the SEC as of the date filed, (i) complied in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the financial statements contained in or incorporated by reference into any such SEC Filing (including the related notes and schedules) fairly presented in all material respects Parent’s financial position and that of its Subsidiaries as of the date of such statement, and each of the consolidated balance sheets, consolidated statements of earnings, consolidated statements of stockholders’ equity and comprehensive income, and consolidated statements of cash flows or equivalent statements in such SEC Filings (including any related notes and schedules thereto) fairly and accurately presented in all material respects, the results of operations, changes in stockholders’ equity and changes in cash flows, as the case may be, of Parent and its Subsidiaries for the periods to which those statements relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited statements.

(z) Solvency.  Seller, individually, is, and the Company, Parent and Seller, taken as a whole on a consolidated basis, are, and after consummating the Transactions will be, Solvent.

(aa) Fairness Opinion.  Parent has received a written opinion from Moelis & Company to the effect that, as of July 28, 2010, based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, the Purchase Price is fair, from a financial point of view, to Parent and Seller, and such opinion has not been withdrawn, revoked or modified as of the date of this Agreement.

(bb) Disclosure.  The Company has made available to the Purchaser all the information reasonably available to the Company that the Purchaser has requested for deciding whether to acquire the Purchased Shares.  To the Knowledge of the Company, no representation or warranty of the Company contained in this Agreement, as qualified by the Disclosure Schedule, and no certificate furnished or to be furnished by the Company, Parent or Seller to Purchaser at the Closing contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

5. REPRESENTATIONS, WARRANTIES AND CERTAIN AGREEMENTS OF THE PURCHASER.  The Purchaser hereby represents and warrants to Parent and Seller that the following representations and warranties are true and correct as of the date hereof (or such other date and time specified in a representation and warranty), and they will be true and correct in all material respects (except to the extent that such representations and warranties are qualified by the term “material” or contain a term such as “Material Adverse Effect,” in which case such representations and warranties (as so written, including the term “material” or “Material Adverse

Effect”) will be true and correct in all respects) as of the Closing Date, except as otherwise indicated.

(a) Organization, Good Standing and Qualification.  The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of Japan and has all requisite corporate power and authority necessary to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted.

(b) Authority.  The Purchaser has all necessary corporate power, authority and legal capacity to execute and deliver this Agreement and to consummate the Transactions.  The execution and delivery of this Agreement, the performance by the Purchaser of its obligations hereunder, and the consummation by the Purchaser of the Transactions, have been duly authorized and approved by all necessary corporate action of the Purchaser and no other corporate action on the part of such Party is necessary to authorize the execution, delivery and performance by the Purchaser of this Agreement and the consummation of the Transactions.  This Agreement has been duly and validly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery hereof by each of the Company, Parent and Seller, constitutes legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at Law or in equity.

(c) No Conflicts.  None of the execution and delivery of this Agreement by the Purchaser, the consummation by the Purchaser of the Transactions, or compliance by the Purchaser with any of the terms or provisions of this Agreement, will conflict with or result in a violation of any applicable Law.

(d) Purchase for Own Account.  The Purchased Shares are being acquired for investment for the Purchaser’s own account, not as a nominee or agent, in the ordinary course of business, and not with a view to the distribution thereof.  The Purchaser does not have any agreement or understanding, whether or not legally binding, direct or indirect, with any other Person, to sell or otherwise distribute the Purchased Shares.  Notwithstanding the foregoing, the Parties acknowledge (i) that the Purchaser does not agree to hold any of the Purchased Shares for any minimum or other specific term, and (ii) the Purchaser’s right at all times to sell or otherwise dispose of all or any part of such securities in compliance with applicable federal and state securities Laws and as otherwise contemplated by this Agreement.

(e) Investment Experience.  The Purchaser understands that the purchase of the Purchased Shares involves substantial risk.  The Purchaser has experience as an investor in securities of companies and acknowledges that the Purchaser is able to bear the economic risk of its investment in the Purchased Shares, and has such knowledge and experience in financial or business matters to be capable of evaluating the merits and risks of this investment in the Purchased Shares and protecting the Purchaser’s own interests in connection with this investment.

(f) Status of the Purchaser.  The Purchaser is an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act.  The Purchaser acknowledges that the Purchased Shares were not offered to the Purchaser by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (i) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media, or broadcast over television or radio, or (ii) any seminar or meeting to which the Purchaser was invited by any of the foregoing means of communications.

(g) Reliance Upon the Purchaser’s Representations; Observance of Foreign Laws.  The Purchaser understands that the transfer of the Purchased Shares to it will not be registered under the Securities Act on the ground that such transfer will be exempt from registration under the Securities Act, and that the Company’s and the Purchaser’s reliance on such exemption is based on the Purchaser’s representations set forth herein.  Purchaser hereby represents that it has satisfied itself as to observance in all material respects of the Laws of Japan in connection with any invitation to subscribe for the Purchased Shares or any use of this Agreement in connection with such invitation, including (i) the material legal requirements within Japan for the purchase of the Purchased Shares, and (ii) any material governmental or other material consents that may need to be obtained for the purchase of the Purchased Shares.  Purchaser’s subscription and payment for and continued beneficial ownership of the Purchased Shares will comply in all material respects with any applicable securities or other Laws of Japan.

(h) Receipt of Information.  The Purchaser has had an opportunity to ask questions and receive answers from the Company, Parent and Seller regarding the terms and conditions of the transfer of the Purchased Shares to the Purchaser and the business, properties, prospects and financial condition of the Company and its Subsidiaries and to obtain any additional information requested and, subject to the accuracy of the representations and warranties of the Company and Parent and Seller in Section 4(y) and 4(aa) hereof, has received and considered all information the Purchaser deems relevant to make an informed decision to purchase the Purchased Shares.  Neither such inquiries nor any other investigation conducted by or on behalf of the Purchaser or its representatives or counsel thereof shall modify, amend or affect the Purchaser’s right to rely on the truth, accuracy and completeness of such information and the representations and warranties of the Company, Parent and Seller, contained in this Agreement.

(i) Restricted Securities.  The Purchaser understands that the Purchased Shares have not been, and will not upon transfer to the Purchaser be, registered under the Securities Act and that the Purchaser may not Transfer any of the Purchased Shares unless (i)(A) they are registered with the SEC and qualified by state authorities, or (B) an exemption from such registration and/or qualification requirements is available, (ii) upon request of the Company, the Purchaser provides an opinion of counsel, in a form reasonably acceptable to the Company, to the effect that the Transfer of the Purchased Shares may be made without registration under the Securities Act or an exemption from such registration and/or qualification requirements is available, and (iii) the transferee agrees to be bound by the terms and conditions of this Agreement that place restrictions on the Purchased Shares.

(j) Legends.  The Purchaser understands that the Purchased Shares and any securities issued in respect of or exchange for the Purchased Shares, may bear one or all of the following legends:

(i) “THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE, MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT RELATING THERETO UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.”

(ii) Any legend required by the securities Laws of any state to the extent such Laws are applicable to the Purchased Shares and any securities issued in respect of or exchange for the Purchased Shares represented by the certificate so legended.

6. PRE-CLOSING COVENANTS.

(a) Conduct of Business Prior to the Closing.  From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by the Purchaser (which consent shall not be unreasonably withheld or delayed), the Company shall, and Parent and Seller shall use reasonable best efforts to cause the Company to, (x) conduct the business of the Company in the Ordinary Course of Business; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company, except for any failure to so preserve or maintain such organization, business or franchise of the Company or otherwise preserve such rights and other matters that would not be reasonably expected to have a Material Adverse Effect ..  Without limiting the foregoing, from the date hereof until the Closing Date, the Company shall, and Parent and Seller shall use reasonable best efforts to cause the Company to:

(i) preserve and maintain all of the Company’s material Permits;

(ii) pay the Company’s debts, Taxes and other material obligations when due;

(iii) maintain the properties and assets owned, operated or used by the Company in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(iv) continue without material modification all fire and casualty insurance policies that the Company maintains on the date of this Agreement, except as required by applicable Law;

(v) defend and protect the Company’s material properties and assets from infringement or usurpation in substantially the same manner as the Company has defended and protected such properties and assets prior to the date of this Agreement;

(vi) perform in all material respects all of the Company’s obligations under all material Contracts relating to or affecting the Company’s properties, assets or business;

(vii) maintain the Company’s books and records in accordance with past practice;

(viii) comply in all material respects with all applicable Laws; and

(ix) not agree or commit to do any of the foregoing.

(b) Access to Information.  From the date hereof until the Closing, the Company and its Subsidiaries shall, and Parent and Seller shall use reasonable best efforts to cause the Company and its Subsidiaries to, (i) afford the Purchaser and its representatives full and free access to and the right to inspect all of the properties, assets, premises, books and records, Contracts and other documents and data related to the Company and its Subsidiaries; (ii) furnish the Purchaser and its representatives with such financial, operating and other data and information related to the Company and its Subsidiaries as the Purchaser or any of its representatives may reasonably request; and (iii) instruct the representatives of Seller, the Company and the Company’s Subsidiaries to cooperate with the Purchaser in the Purchaser’s investigation of the Company and the Company’s Subsidiaries.  Any investigation pursuant to this Section 6(b) shall be at the Purchaser’s sole cost and shall be conducted during normal business hours in such manner as not to interfere unreasonably with the conduct of the business of Seller, the Company or the Company’s Subsidiaries.  Except as set forth in Section 8(b)(iv), no investigation by the Purchaser or other information received by the Purchaser shall operate as a waiver or otherwise affect any representation, warranty, covenant or agreement given or made by Seller, Parent or the Company in this Agreement. Purchaser acknowledges that all confidential information provided hereunder shall be subject to the confidentiality provision set forth in Section 1(f) of the Stockholders’ Agreement.

(c) Notice of Certain Events.

(i) From the date hereof until the Closing, Seller shall promptly notify the Purchaser in writing of:

(A)           any fact, circumstance, event or action the existence, occurrence or taking of which (1) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (2) has resulted in, or could reasonably be expected to result in, any material inaccuracy in any representation or warranty made by Parent, Seller or the Company hereunder or (3) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 2(a) to be satisfied;

(B)           any notice or other communication from any Governmental Authority in connection with the Transactions; and

(C)           any Proceeding commenced or, to the Knowledge of the Company, Parent or Seller, threatened against, relating to or involving or otherwise affecting the Company, Parent or Seller that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4(i) or that relates to the consummation of the Transactions.

(ii) Except as set forth in Section 8(b)(iv), the Purchaser’s receipt of information pursuant to this Section 6(c) shall not (A) operate as a waiver of or otherwise affect any representation, warranty, covenant or agreement given or made by Parent, Seller or the Company in this Agreement (including Section 9(a)(ii)), (B) operate as a waiver of or otherwise affect the Purchaser’s right to require that the conditions set forth in Section 2(a) be fulfilled on or before the Closing or the Purchaser’s rights to terminate this Agreement under Section 9(a), or (C) be deemed to amend or supplement the Disclosure Schedule.

(d) Governmental Approvals and Consents.

(i) Each of the Parties shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Transactions as promptly as practicable, including to (A) obtain from Governmental Authorities and other Persons all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation by such Party of the Transactions and (B) promptly after the date of this Agreement, but in any event within ten (10) Business Days after the date of this Agreement, make all necessary filings, and thereafter make any other required submissions, with respect to the Transactions required to be made by such Party under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or any other applicable Law.  Each Party shall use commercially reasonable efforts to take such action as may be required to cause the expiration of the notice period under the HSR Act with respect to the Transactions as promptly as possible.  The Parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(ii) Parent and Seller shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 2(a)(ix) and Section 4(e) of the Disclosure Schedule.

(iii) Without limiting the generality of the Parties’ undertakings pursuant to Sections 6(d)(i) and 6(d)(ii) above, each of the Parties shall use all reasonable best efforts to:

(A)           respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the Transactions;

(B)           avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the Transactions; and

(C)           in the event any Governmental Order adversely affecting the ability of the Parties to consummate the Transactions has been issued, to have such Governmental Order vacated or lifted.

(iv) If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which the Company is a party is not obtained prior to the Closing, Parent and Seller shall, subsequent to the Closing, cooperate with the Purchaser and the Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable.  If such consent, approval or authorization cannot be obtained, Parent and Seller shall use their reasonable best efforts to provide the Company with the rights and benefits of the affected Contract for the term thereof, and, if Parent and Seller provide such rights and benefits, the Company shall assume all obligations and burdens thereunder.

(v) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of any Party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the Transactions (but, for the avoidance of doubt, not including any interactions between Parent, Seller or the Company with any Governmental Authorities in the ordinary course of business thereof, any disclosure which is not permitted by Law, or any disclosure containing confidential information) shall be disclosed to the other Parties, or indirectly to them and restricted to their outside counsel to the extent that the information’s highly confidential nature reasonably requires, in advance of any filing, submission or attendance, and, to the extent reasonably possible, the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals.  Without limiting the generality of the foregoing, each of the Parties, unless prohibited or restricted by Law or any Governmental Authority, shall promptly notify the other Parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to a Proposed Exercise and permit the other Parties to review in advance any proposed communication by such Party to any Governmental Authority.  No Party shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate at such meeting.

(vi) Notwithstanding the foregoing, nothing in this Section 6(d) shall require, or be construed to require, the Purchaser or any of its Affiliates to agree to (A) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of the Purchaser, the Company or any of their respective Affiliates; (B) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to the Purchaser of the Transactions; or (C) any material modification or waiver of the terms and conditions of this Agreement.

(e) Approval of Parent’s Stockholders.

(i) As promptly as reasonably practicable, to the extent the approval of the stockholders of Parent is required pursuant to applicable Law in order to permit the sale of the Purchased Shares hereunder, Parent shall prepare and file with the SEC within ten (10) Business Days of the date of this Agreement the notices to stockholders and proxy materials necessary to solicit the requisite vote of such stockholders at an annual or special meeting of Parent (the “Proxy Materials”), which meeting shall be scheduled for no more than twenty-two (22) Business Days following the date on which the Proxy Materials are sent to Parent’s stockholders.  The Company, Parent, Seller and the Purchaser shall cooperate with each other in connection with the preparation of the Proxy Materials.  Parent will use its commercially reasonable efforts to have the Proxy Materials cleared by any Governmental Authority from which clearance is required by Law as promptly as practicable.  Parent shall as promptly as practicable notify the other Parties of the receipt of any oral or written comments to the Proxy Materials from any applicable Governmental Authority.  Parent shall cooperate and provide the other Parties with a reasonable opportunity to review and comment on the draft of the Proxy Materials (including each amendment or supplement thereto).  If, at any time prior to the Closing Date, any information should be discovered by any Party that should be set forth in an amendment or supplement to the Proxy Materials so that the Proxy Materials would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by Parent with any applicable Governmental Authority and disseminated by Parent to the other Parties.

(ii) Subject to the other provisions of this Agreement, to the extent the approval of the stockholders of Parent is required pursuant to Delaware Law in order to permit the sale of the Purchased Shares hereunder, Parent shall (A) take all action necessary in accordance with Parent’s certificate of incorporation and bylaws and applicable Law to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable following the mailing of the Proxy Materials for the purpose of obtaining the requisite approval of Parent’s stockholders to consummate the Transactions, and (B) use its best efforts to solicit from its stockholders proxies in favor of the approval of the Transactions.

(f) Settlement of Working Capital.  The Company, the Purchaser, Parent and Seller each acknowledge and agree that (x) the Company owes Parent $2.5 million in principal amount (plus interest accrued thereon) under that certain Working Capital and Intercompany Agreement dated June 27, 2009, by and between Parent and the Company, as amended on June 30, 2010 and subject to that certain forbearance letter dated July 13, 2010 (as amended and subject to the forbearance letter, the “Working Capital Agreement”), which shall be repaid by the Company to Parent no later than August 30, 2010, and (y) no further borrowing by the Company from Parent shall occur after the date hereof under the Working Capital Agreement or otherwise under any of the 2009 Transaction Documents.

(g) Communication with Employees.  The Company shall, and Parent and Seller shall cause the Company to, reasonably facilitate communication by the Purchaser with the Company’s employees to enable the Purchaser to communicate to the Company’s employees (including, if requested by the Purchaser, at a meeting with the Company’s employees) the Purchaser’s views and intentions with respect to the operation of the Company’s business after the Closing.

7. CERTAIN POST-CLOSING COVENANTS.

(a) Certain Tax Matters.

(i) Filing of Tax Returns.  Purchaser shall prepare and file or cause to be prepared and filed all Tax Returns for the Company and its Subsidiaries that are filed after the Closing Date, except for Consolidated Tax Returns (as defined in the Stockholders’ Agreement)

that are required to be filed by Parent pursuant to Section 10 of the Stockholders’ Agreement, which Consolidated Tax Returns shall be prepared and filed by Parent in accordance with Section 10 of the Stockholders’ Agreement.  At least fifteen (15) days prior to the due date of any Tax Return that includes a period prior to the Closing Date, the party responsible pursuant to this Section 7(a)(i) for filing the Tax Return (the “Filing Party”) (i.e., either the Purchaser or Parent) shall deliver to the other party (the “Reviewing Party”) (i.e., Parent in the case of a Tax Return to be filed by the Purchaser and to the Purchaser in the case of a Tax Return to be filed by Parent) for their review a draft of such Tax Returns (or in the case of a Consolidated Tax Return, those portions of such Tax Return relating to the Company or any of its Subsidiaries).  The Filing Party shall consider in good faith any comments that the Reviewing Party may have with respect to such Tax Returns (or portions thereof).

(ii) Cooperation on Tax Matters.  Each of the Parties agrees to cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the filing of Tax Returns pursuant to this Section 7(a) and any audit, litigation or other proceeding with respect to Taxes of the Company or any of its Subsidiaries for any taxable period beginning prior to the Closing Date.  Such cooperation shall include the retention and (upon the reasonable request of Purchaser or Parent, as the case may be) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Company and its Subsidiaries, on the one hand, and on the other, Seller and Parent, agree (A) to retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any taxable period beginning prior to the Closing Date until the expiration of the statute of limitations applicable thereto (and, to the extent notified by Purchaser or Parent, any extensions thereof), and to abide by all record retention agreements entered into with any taxing authority, and (B) to give Parent or Purchaser, as applicable, reasonable written notice prior to transferring, destroying or discarding any such books and records and, if requested by Parent or Purchaser, as the case may be, Purchaser, Company and its Subsidiaries, on the one hand, and on the other, Seller and Parent, shall allow Parent or Purchaser, as applicable, to take possession of such books and records.  Purchaser and Parent further agree, upon the request of the other Party, to provide such other Party with all information that Parent, Seller or the Company may be required to report pursuant to Sections 6043 or 6043A of the Code or the Treasury Regulations promulgated thereunder.

(iii) Tax Sharing Agreements.  Any tax allocation, tax sharing, tax indemnity or other similar agreement or arrangement (including Section 10 of the Stockholders’ Agreement), whether written or oral, between the Company (or any of its Subsidiaries) and Parent (or any of its other Affiliates) shall be terminated as of the Closing Date and, after the Closing Date, neither the Company nor any of its Subsidiaries shall be bound thereby or have any liability thereunder.

(b) Non-competition; Non-solicitation.

(i) For a period of two (2) years commencing on the Closing Date (the “Restricted Period”), Parent and Seller shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, anywhere in the world, compete with the Company with respect to the business of development, distribution, sale, provision, license and maintenance of multimedia software and related technology, services and equipment for home and/or mobile devices as currently conducted by the Company and its Subsidiaries (the “Restricted Business”).

(ii) During the Restricted Period, Parent and Seller shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, hire or solicit any employee of the Company or any of its Subsidiaries or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, however, that nothing in this Section 7(b) shall prevent Parent or Seller or any of their respective Subsidiaries from hiring (A) any employee whose employment has been terminated by the Company or any of its Subsidiaries or the Purchaser or (B) after 90 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(iii) During the Restricted Period, Parent and Seller shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any client or customer of the Company to terminate or materially modify its relationship with the Company with respect to the Restricted Business;

(iv) Notwithstanding the foregoing, nothing in this Section 7(b) shall be deemed to restrict Parent or Seller or any of their respective Subsidiaries from managing, operating, marketing or selling the wireless spectrum assets as described in Parent’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 2, 2010 or from otherwise engaging in any activity related to the provision of wireless services utilizing such wireless spectrum assets.

(v) If Parent or Seller breaches, or threatens to commit a breach of, any of the provisions of this Section 7(b), the Purchaser and the Company shall have the right to pursue the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Purchaser or the Company under Law or in equity:

(A)           the right and remedy to have such provision specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to each of the Purchaser and the Company and that money damages may not provide an adequate remedy to the Purchaser or the Company; and

(B)           the right and remedy to recover from Parent and Seller, jointly and severally, all monetary damages suffered by the Purchaser and/or the Company as the result of any acts or omissions constituting a breach of this Section 7(b).

(vi) Each of Parent and Seller acknowledges that the restrictions contained in this Section 7(b) are reasonable and necessary to protect the legitimate interests of the Purchaser and constitute a material inducement to the Purchaser to enter into this Agreement and consummate the Transactions.  In the event that any covenant or agreement contained in this Section 7(b) should ever be adjudicated to exceed the time or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant or agreement shall be deemed reformed, in such jurisdiction to the maximum time or other limitations permitted by applicable Law.  The covenants and agreements contained in this Section 7(b) and each provision hereof are severable and distinct covenants and provisions.  The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or agreements or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or agreement or provision in any other jurisdiction.

(c) Confidentiality.  For a period of two (2) years after the Closing, Parent and Seller shall, and shall cause their respective Affiliates (excluding the Company and its Subsidiaries) to, hold, and shall use their reasonable best efforts to cause their respective representatives to hold, in confidence any and all proprietary and confidential information, whether written or oral, concerning the Company, except to the extent that Parent or Seller can show that such information (i) is generally available to or known by the public through no fault of Parent or Seller, or their respective Affiliates (excluding the Company and its Subsidiaries); (ii) is or has been independently conceived by Parent, Seller and their respective Affiliates (excluding the Company and its Subsidiaries) without use of confidential information of the Company; or (iii) is lawfully acquired by Parent or Seller, any of their respective Affiliates or their respective representatives from and after the Closing from sources without a breach of any obligation of confidentiality that such source may have to the Company; provided, however, that Parent and Seller and their respective Affiliates may disclose confidential and proprietary information concerning the Company (A) to its attorneys, accountants, consultants, advisors, employees, directors and other professionals, provided that they are bound by contract, fiduciary duty or otherwise to maintain the confidentiality of such confidential information or (B) as may otherwise be required to be disclosed by Law, provided that, to the extent reasonably practicable, Parent notifies the Company of such proposed disclosure to enable the Company to seek an appropriate protective order and, upon the reasonable request of the Company, Parent agrees to take reasonable steps to cooperate with the Company, as applicable, in connection therewith.

(d) Company Information and Parent and Seller Information. For a period of two (2) years commencing on the Closing Date, (i) upon reasonable request of the Company, Parent and Seller will use commercially reasonable efforts to provide to the Company copies of any historical financial and business records of the Company pertaining to periods prior to the Closing that are within the custody and control of Parent or Seller, respectively, and (ii) upon reasonable request of Parent or Seller, the Company will use commercially reasonable efforts to provide to Parent or Seller, as applicable, copies of any historical financial and business records of Parent or Seller, respectively, pertaining to periods prior to the Closing that are within the custody and control of the Company.  Notwithstanding anything to the contrary in this Section 7(d), no Party shall be required to provide copies of or otherwise disclose any financial or business records or other documents or information where such provision or disclosure would violate or contravene the rights of employees, customers or vendors of the Party receiving the request or any of its Subsidiaries, jeopardize any attorney-client privilege, work product privilege or other similar privilege, or violate or contravene any applicable Law, fiduciary duty or Contract entered into prior to the date of this Agreement, provided that a Party withholding such records, documents or information shall deliver to the requesting Party a written log notifying the requesting Party of the existence of, and the basis for withholding or denying access to, such records, documents or information.

(e) Proposed Management and Employee Retention Plan.  Promptly after the Closing Date (but no later than six (6) months after the Closing), the Company shall diligently prepare proposed forms of written agreements, amendments, plans, policies and other documents as may be necessary to (i) implement 2010 merit increases for the Company’s senior executives, (ii) establish a cash bonus program, (iii) amend the Company’s 2009 Equity Incentive Plan, (iv) establish a severance pay program for the Company’s senior executives, (v) establish long-term incentive and retention bonus programs, (vi) adopt policies pertaining to the Purchaser’s rules and procedures for internal reporting and consultation, and (vii) enter into a management agreement with the Purchaser, in each case as contemplated by and containing the applicable terms and conditions set forth in that certain term sheet dated July 30, 2010 and entitled “PacketVideo Proposed Management and Employee Retention Plan,” as executed by the Purchaser and the Company.  The agreements, amendments, plans, policies and documents prepared by the Company pursuant to this Section 7(e) shall be subject to the review and approval of the Purchaser, which approval shall not be unreasonably withheld or delayed.

8. INDEMNIFICATION.

(a) Survival of Representations and Warranties.  The representations and warranties of the Parties contained in this Agreement shall survive the Closing for a period of eight (8) months after the Closing Date.  The covenants and other agreements of the Parties set forth herein shall survive the Closing Date until they are otherwise terminated, whether by their terms or as a matter of applicable Law.

(b) Indemnification Provisions for the Purchaser’s Benefit.

(i) Parent and Seller, jointly and severally, shall indemnify, defend and hold harmless the Purchaser, the Purchaser’s Affiliates, and their respective directors, officers, employees, agents, successors and assigns (collectively, the “Purchaser Indemnitees”) from and against the entirety of any Damages any of the Purchaser Indemnitees may suffer, sustain or become subject to (including any Damages a Purchaser Indemnitee may suffer, sustain or become subject to after the end of any applicable survival period, provided that the Purchaser makes a written claim for indemnification within the applicable survival period) resulting from, arising out of, or caused by (A) any inaccuracy or breach of any representation or warranty of the Company, Parent or Seller contained in Article 4 of this Agreement; or (B) any breach of any covenant or agreement of the Company, Parent or Seller contained in Sections 1(b) or 6(e).

(ii) The indemnification obligations of Parent and Seller under Section 8(b)(i) hereof shall in no event exceed $8.0 million in the aggregate (the “Indemnification Cap”); provided, however, that notwithstanding anything in this Agreement to the contrary, the Indemnification Cap shall not apply to indemnification claims based upon, arising out of or relating to any matter constituting fraud.

(iii) Parent and Seller shall not be liable to the Purchaser Indemnitees for any Damages in connection with a claim pursuant to Section 8(b)(i) hereunder unless and until the aggregate amount of such Damages exceed $200,000 (the “Indemnity Basket”) and then, only for the amount by which Damages exceed the Indemnity Basket.

(iv) For purposes of this Article 8, neither Parent nor Seller shall be deemed to have breached any representation or warranty of the Company, Parent or Seller contained in this Agreement, if (A) the Purchaser had, on or prior to the Closing Date, any knowledge of a breach occurring after July 2, 2009 of, or of any facts or circumstances that would constitute or result in a breach occurring after July 2, 2009 of, such representation or warranty (including without limitation any knowledge acquired by the Purchaser pursuant to Sections 6(b) or 6(c)), or (B) such breach resulted from any action or inaction or omission by or on behalf of Purchaser.  For purposes of clause (A) above, the Purchaser shall be deemed to have knowledge of any breach, facts or circumstances if, and only if, any of the persons listed on Exhibit C had actual knowledge of such breach, facts or circumstances or if actual knowledge of such breach, facts or circumstances was otherwise acquired by the Purchaser pursuant to Sections 6(b) or 6(c).

(c) Indemnification Provisions for Parent and Seller’s Benefit.  The Purchaser shall indemnify, defend and hold harmless Parent, Seller, their Affiliates and their respective directors, officers, employees, agents, successors and assigns (collectively, the “Seller Indemnitees”) from and against the entirety of Damages any of the Seller Indemnitees may suffer, sustain or become subject to (including any Damages a Seller Indemnitee may suffer, sustain or become subject to after the end of any applicable survival period, provided that the Seller makes a written claim for indemnification within the applicable survival period) resulting from, arising out of, or caused by any breach or inaccuracy of any representation or warranty of the Purchaser contained in Article 5 of this Agreement.

(d) Exclusive Remedy.  Except in the case of fraud, breaches of any covenants or agreements set forth in Article 7 to be performed after the Closing, or as otherwise specified herein, the indemnities and the conditions thereon provided in this Agreement shall be the sole and exclusive remedy for any breach of this Agreement or arising out of the transactions contemplated hereby, whether sounding in contract, tort, warranty, strict liability or any other form, and no party shall be able to avoid the provisions set forth in this Article 8 by electing to pursue some other remedy, provided, however, it being understood that the foregoing shall not prohibit specific performance if available under applicable Law as a remedy exercisable by either party with respect to any breach by the other parties hereto of any provision of this Agreement; provided, further, that neither Parent nor Seller shall be liable for any breach by the Company of any covenant or agreement contained in Sections 7(a), (d) or (e).

9. TERMINATION.

(a) Termination.  This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing, whether before or after this Agreement has been adopted by the Required Parent Stockholder Vote:

(i) by the mutual written consent of Parent and the Purchaser;

(ii) by the Purchaser by written notice to Parent if:

(A)           the Purchaser is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Parent, Seller or the Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 2(a) and such breach, inaccuracy or failure has not been cured by Parent, Seller or the Company, as the case may be, within twenty (20) days of receipt by Parent, Seller or the Company, as the case may be, of written notice of such breach from the Purchaser; or

(B)           any of the conditions set forth in Section 2(a) shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the End Date, unless such failure shall be due to the failure of the Purchaser to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing or if Purchaser has otherwise caused such condition not to be fulfilled by the End Date;

(iii) by Parent by written notice to the Purchaser if:

(A)           Neither Parent nor Seller is then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Purchaser pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 2(b) and such breach, inaccuracy or failure has not been cured by the Purchaser within twenty (20) days of the Purchaser’s receipt of written notice of such breach from Parent or Seller; or

(B)           any of the conditions set forth in Section 2(b) shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the End Date, unless such failure shall be due to the failure of Parent, Seller or the Company to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing or if Parent or Seller has otherwise caused such condition not to be fulfilled by the End Date; or

(iv) by the Purchaser or Parent in the event that (A) there shall be any Law that makes consummation of the Transactions illegal or otherwise prohibited, (B) any Governmental Authority shall have issued an order, writ, judgment, injunction, decree or determination restraining or enjoining the Transactions, and such order, writ, judgment, injunction, decree or determination shall have become final and non-appealable, or (C) the Required Parent Stockholder Vote to adopt and approve this Agreement and authorize the sale of the Purchased Shares shall not have been obtained at a duly convened meeting of the stockholders of Parent.

(b) Effect of Termination.  In the event of termination of this Agreement in accordance with this Agreement, all rights and obligations of the Parties hereunder this Agreement shall forthwith become void and there shall be no liability on the part of any Party, except that:

(i) this Section 9(b) and Section 9(c) and Articles 10 and 11 shall survive such termination; and

(ii) notwithstanding anything to the contrary contained in this Agreement, a breaching Party shall not be relieved or released from any liability or obligation to pay or reimburse the Expenses of any non-breaching Party as provided under Law.

(c) Payment of Expenses.

(i) If Termination by Parent.  If Parent intends to terminate this Agreement pursuant to Section 9(a)(iii)(B) due to the failure of the condition set forth in Section 2(b)(vi) to have been satisfied and/or pursuant to Section 9(a)(iv)(C), Parent and Seller, jointly and severally, shall pay, in cash by wire transfer of immediately available funds, the Expenses of the Purchaser, up to $700,000, on the date of and as a precondition to such termination.

(ii) If Termination by the Purchaser.  If the Purchaser terminates this Agreement pursuant to Section 9(a)(ii)(B) due to the failure of the condition set forth in Section 2(a)(xvi) to have been satisfied and/or pursuant to Section 9(a)(iv)(C), Parent and Seller, jointly and severally, shall pay, in cash by wire transfer of immediately available funds, the Expenses of the Purchaser, up to $700,000, within three (3) Business Days of the date of such termination.

10. DEFINED TERMS.  For the purposes of this Agreement:

“2009 Transaction Documents” means, collectively, the 2009 Stock Purchase Agreement; the Stockholders’ Agreement; the Registration Rights Agreement dated as of July 2, 2009 by and between the Company and the Purchaser; and any and all other agreements, instruments, documents, schedules, exhibits and certificates entered into pursuant to any of the foregoing; provided, however, that “2009 Transaction Documents” does not include the Master Technology Collaboration Agreement effective as of August 31, 2009 by and among the Company and the Purchaser.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, where the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

‘‘Affiliated Group’’ means an “affiliated group” within the meaning of Section 1504(a) of the Code or any similar consolidated, combined or unitary group defined under any similar or comparable provision of state, local or foreign Tax Law.

“Business Day” means a day, except a Saturday or a Sunday, on which banks in New York, New York and Tokyo, Japan, are open for business during normal banking hours.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Plans” mean each “employee benefit plan”, as defined in Section 3(3) of ERISA, and each other employment, consulting, bonus or other incentive compensation, salary continuation during any absence from active employment for disability or other reasons, supplemental retirement, cafeteria benefit (Section 125 of the Code) or dependent care (Section 129 of the Code), sick pay, tuition assistance, club membership, employee discount, employee loan, vacation pay, severance, deferred compensation, incentive, fringe benefit, perquisite, change in control, retention, stock option, stock purchase, restricted stock or other compensatory plan, policy, agreement or arrangement (including, without limitation, any collective bargaining agreement) (A) that is currently maintained, administered, contributed to or required to be contributed to by the Company or any Subsidiary, (B) to which the Company or any Subsidiary is a party or has any Liability, or (C) that covers any current or former officer, director, employee or independent contractor (or any of their dependents) of the Company, or any Subsidiary.

“Consolidated Tax Return” means a consolidated, combined or unitary Tax Return and any returns of estimated income tax filed by Parent or any of its Affiliates that includes the Company.

“Contract” means a loan instrument, credit agreement, debenture, indenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement, commitment, obligation, or other legally binding arrangement, whether written or oral.

“Damages” means all damages, awards, judgments, dues, penalties, fines, out-of-pocket costs, obligations, deficiencies, amounts paid in settlement, liabilities, Taxes, Liens, losses, expenses and fees, including court costs and reasonable attorneys’ fees and expenses; provided, however, that for the purposes of computing the amount of Damages incurred, paid, or accrued by a Person, there shall be deducted an amount equal to the amount of any insurance proceeds actually received by such Person or any of such Person’s Affiliates in connection with the Damages or the circumstances giving rise thereto (it being understood that no party shall be obligated to pursue any such proceeds as a condition to recover Damages or otherwise); and provided further that Damages shall not include any consequential, incidental, punitive or special damages.

“End Date” means the sixtieth (60th) day following the date of this Agreement (or if such day is not a Business Day, the next succeeding Business Day); provided, however, that if any of the conditions set forth in Sections 2(a)(vii), (viii), (ix), (x), (xiii) or (xvi) or 2(b)(iii), (iv), (v) or (vi) relating to, or requiring receipt of, any required stockholder or regulatory approvals or required third-party consents, have not been satisfied on or prior to the sixtieth (60th) day following the date of this Agreement (or if such day is not a Business Day, the next succeeding Business Day), “End Date” shall mean the six month anniversary of the date of this Agreement or such later date as may be agreed upon in writing by the Parties.

“Environmental, Health and Safety Requirements” means all Laws relating to the protection of the environment, natural resources or health and safety of persons (including, without limitation, employees), including without limitation, Laws relating to emissions, discharges, releases or threatened releases of Hazardous Substances into or on land, ambient air, surface water, groundwater, personal property or structures (including the protection, cleanup, removal, remediation or damage thereof), or otherwise related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, discharge or handling of Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person at any relevant time considered a single employer under Code Section 414 with the Company or any Subsidiary; or any member of a controlled group of corporations, groups of trades or businesses under common control or affiliated service group that includes the Company or any Subsidiary (as defined for purposes of Section 414(b), (c) and (m) of the Code).

“Exchange Act” means the United States Exchange Act of 1934, as amended, or any successor statute thereto, and the rules and regulations of the SEC promulgated from time to time thereunder, all as the same shall be in effect at the time.

“Expenses” means all expenses incurred in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the Transactions, including filing fees under the HSR Act with respect to the Transactions, and all fees and expenses of agents, representatives, counsel, financial advisors and accountants, and other professional fees and expenses.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Hazardous Substance” means any substance, material or waste that is regulated or governed by any Environmental, Health and Safety Requirements, including, without limitation, any substance, material or waste that is defined, used or listed as “hazardous waste,” “extremely hazardous waste,” “restricted hazardous waste,” “hazardous substance,” “hazardous material,” “toxic substance,” “toxic waste,” “solid waste,” “pollutant” or “contaminant” under any applicable Law.

“Indebtedness” of any Person means, without duplication, (i) the principal of and premium (if any) and prepayment penalties (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business), (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP, (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, and (v) all obligations of the type referred to in clauses (i) through (iv) of any Persons for the payment of which such Person is responsible or liable or for which any property or asset of such Person is secured by a Lien, under any legally binding obligation, including as obligor, guarantor, surety or otherwise.

“Intellectual Property” means all intellectual property or other proprietary rights of every kind throughout the world arising from or in respect of: (a) inventions, utility models and invention disclosures, (b) patents, patent applications and patent disclosures, together with all revisions, renewals, extensions, reexaminations, provisionals, reissuances, continuations, continuations-in-part, divisionals and patents of addition thereof and any applications for any of the foregoing, and all filings claiming priority to or serving as a basis for priority thereof, (c) trademarks, service marks, trade names, trade dress, corporate names, logos, slogans, domain names, uniform resource locators (URLs), packaging design, any other source identifiers of any kind or nature, together with all translations, adaptations, derivations and combinations thereof, all common law rights therein, and the goodwill associated with all of the foregoing, and any applications (including intent to use applications), registration and renewals for any of the foregoing, (d) copyrights, copywritable works, website content, all derivative works thereof, and any copyright applications, registrations and renewals in connection therewith, (e) mask works, design rights and any applications, registrations and renewals for any of the foregoing, (f) industrial designs and any applications, registrations and renewals for industrial designs, (g) technology, trade secrets, know-how and confidential or proprietary business or technical information, and (h) Software.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” means, with respect to any Person, the actual knowledge of the Chief Executive Officer and President, Chief Financial Officer, Chief Technology Officer and General Counsel of such Person and such knowledge as would reasonably be expected to be known by such Persons in the ordinary and usual course of the performance of the duties and professional responsibilities of such offices.

“Law” means any foreign, federal, state or local law (including common law) statute, ordinance, code, rule, regulation, or Order issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority any Governmental Authority.

“Liability” means any debt, loss, damage, adverse claim, liability or obligation (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise).

“Lien” means all liens, pledges, charges, mortgages, encumbrances, transfer restrictions, adverse rights, leases, charges, pledges or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” Laws of the various States of the United States) .

“Material Adverse Effect” means any condition, change, situation or set of circumstances that has had or would reasonably be expected to have a material adverse effect on (i) the Company and its Subsidiaries, taken as a whole, or the business, assets, properties, liabilities, financial condition, operations, or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Seller to consummate the transactions contemplated by this Agreement or perform its material obligations under this Agreement; excluding, however, any condition, change, situation or set of circumstances or effect that directly and primarily results from (A) changes adversely affecting the United States or global economy as a whole (so long as the Company and its Subsidiaries, taken as a whole, are not disproportionately affected thereby), (B) changes adversely affecting the industry in which the

Company and its Subsidiaries operate (so long as the Company and its Subsidiaries, taken as a whole, are not disproportionately affected thereby), (C) acts of terrorism or war, (D) changes in applicable Laws or in GAAP, (E) public or industry knowledge of the Transaction, or (F) the consummation of the Transactions or any action by any Party required to be taken pursuant to this Agreement or reasonably necessary to consummate the Transactions.

“Notes” means, collectively, (i) the 7% Senior Secured Notes issued pursuant to the Purchase Agreement (as amended or replaced from time to time pursuant to that certain First Amendment to Purchase Agreement dated as of March 12, 2008, that certain Second Amendment to Purchase Agreement dated as of September 26, 2008, that certain Amendment and Limited Waiver to the Note Agreements dated as of April 1, 2009 (the “April 2009 Amendment”), that certain Amendment and Limited Waiver to the Note Agreements dated as of June 22, 2009 (the “June 2009 Amendment”), and that certain Amendment and Limited Waiver to the Note Agreements dated as of March 16, 2010 (the “March 2010 Amendment”)), dated as of July 17, 2006, among NextWave Wireless LLC, each Guarantor from time to time party thereto, the Purchasers set forth in Schedule 1.2B thereto, and The Bank of New York, (ii) the Senior-Subordinated Secured Second Lien Notes issued pursuant to the Second Lien Subordinated Note Purchase Agreement, dated as of October 9, 2008 (as amended or replaced from time to time pursuant to the April 2009 Amendment, the June 2009 Amendment, the March 2010 Amendment, and as supplemented by that certain Second Lien Incremental Indebtedness Agreement dated as of July 2, 2009), among NextWave Wireless LLC, Parent, each Guarantor from time to time party thereto, the purchasers set forth in Schedule 1.2B thereto and the Bank of New York Mellon, and (iii) the Third Lien Subordinated Secured Convertible Notes issued pursuant to the Third Lien Subordinated Exchange Note Exchange Agreement, dated as of October 9, 2008 (as amended or replaced from time to time pursuant to the April 2009 Amendment, the June 2009 Amendment, and the March 2010 Amendment), among Parent, NextWave Wireless LLC, each Guarantor from time to time party thereto, the purchasers set forth in Schedule 1.2 thereto, and The Bank of New York Mellon.

“Note Agreements” means, collectively, as may be amended from time to time, (i) the Purchase Agreement, dated as of July 17, 2006 (as amended by that certain First Amendment to Purchase Agreement dated as of March 12, 2008, that certain Second Amendment to Purchase Agreement dated as of September 26, 2008, the April 2009 Amendment, the June 2009 Amendment and the March 2010 Amendment), among NextWave Wireless LLC, each Guarantor from time to time party thereto, the purchasers set forth in Schedule 1.2B thereto, and The Bank of New York; (ii) the Second Lien Subordinated Note Purchase Agreement, dated as of October 9, 2008 (as amended by the April 2009 Amendment, the June 2009 Amendment, the March 2010 Amendment, and as supplemented by that certain Second Lien Incremental Indebtedness Agreement dated as of July 2, 2009), among NextWave Wireless LLC, Parent, each Guarantor from time to time party thereto, the purchasers set forth in schedule 1.2B thereto, and The Bank of New York Mellon; (iii) the Third Lien Subordinated Exchange Note Exchange Agreement, dated as of October 9, 2008 (as amended by the April 2009 Amendment, the June 2009 Amendment, and the March 2010 Amendment), among Parent, NextWave Wireless LLC, each Guarantor from time to time party thereto, the purchasers set forth in Schedule 1.2 thereto, and The Bank of New York Mellon; and (iv) all loan documents related to the agreements referenced in (i) through (iii) above (including without limitation the “Note Documents” as such term is defined in each Note Agreement).

“Order” means any order, award, injunction, judgment, decree, ruling, writ, assessment or arbitration award entered, issued, made or rendered by any Governmental Authority and any settlement agreement or stipulation.

“Ordinary Course of Business” means the ordinary course of business of Company and its Subsidiaries consistent with past practice.  When determining whether any occurrence, event, incident, action, failure to act or transaction is in the Ordinary Course of Business, the Parties shall take into consideration, among other things and without limitation (i) the frequency with which such occurrence, event, incident, action, failure to act or transaction occurred (or failed to occur) and (ii) quantitative factors such as costs and amounts involved in the particular occurrence, event, incident, action, failure to act or transaction in question (relative to that involved in similar occurrences, events, incidents, actions, failures to act or transactions.

“Owned Registered IP” means (A) each issued patent owned by the Company or any of its Subsidiaries, (B) each pending patent application filed by or on behalf of the Company or any of its Subsidiaries, (C) each trademark registration, service mark registration, and copyright registration owned by the Company or any of its Subsidiaries, (D) each application for trademark registration, service mark registration, and copyright registration made by or on behalf of the Company or any of its Subsidiaries, and (E) each domain name registered by or on behalf of the Company or any of its Subsidiaries.

“Permits” means any licenses, franchises, permits, consents, certificates, approvals and authorizations of, from or required by a Governmental Authority.

“Permitted Exceptions” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been disclosed to Purchaser, (ii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, (iii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business that are not material to the business, operations and financial condition of the properties and assets of the Company so encumbered, (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Authority, provided that such regulations have not been violated by the Company or any of its Subsidiaries, (v) statutory or common law liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (vi) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law, (vii) any right, title or interest of a licensor under a license disclosed in the Disclosure Schedule or entered into in the Ordinary Course of Business that are immaterial to the Company and its Subsidiaries in the absence of any default by the licensee, (viii) leases or subleases disclosed in the Disclosure Schedule or entered into in the Ordinary Course of Business following the date of this Agreement that are immaterial to the Company and its Subsidiaries, (ix) licenses or sublicenses granted to others pursuant to any Contract, (x) immaterial, non-exclusive licenses or sublicenses that are not required to be included on the Disclosure Schedule.

“Person” means any individual, corporation, limited liability company, partnership, association, firm, joint venture, joint-stock company, trust, unincorporated organization, or any other entity, including a Governmental Authority or political subdivision thereof.

“Proceeding” means any proceeding, action, arbitration, audit, hearing, investigation, charge, complaint, claim, demand, litigation or suit, foreign or domestic (whether civil, criminal, legal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Required Parent Stockholder Vote” means the approval of the holders of a majority of the issued and outstanding shares of the Parent’s Common Stock.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended, or any successor statute thereto, and the rules and regulations of the SEC promulgated from time to time thereunder, all as the same shall be in effect at the time.

“Solvent” means, with respect to any Person, that as of the date of determination both (i) (a) the then fair saleable value of the property of such Person is (x) greater than the total amount of liabilities (including disputed, contingent and unliquidated liabilities but excluding amounts payable under intercompany promissory notes and the like) of such Person and (z) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and matured, (b) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction, and (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due, and (ii) such Person is “solvent” within the meaning given that term and similar terms under the U.S. Bankruptcy Code, 11 U.S.C. 101 et seq., and applicable Laws relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Software” means any and all computer programs, whether in source code or object code form, together with all related documentation.

“Subsidiary” means, with respect to any Party, any Person of which such Party directly or indirectly owns voting securities, other voting rights or voting partnership interests which are sufficient to elect at least a majority of such Person’s board of directors or other governing body (or, if there are no such voting interests, such Party directly or indirectly owns fifty percent (50%) or more of the equity interests of such Person).

“Takeover Law” means any state “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Law.

‘‘Tax Return’’ means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and other taxes of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i), and (iii) any transferee liability in respect of any items described in clauses (i) and/or (ii) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise.

“Taxing Authority” means the IRS and any other Governmental Authority responsible for the administration of any Tax.

“Transfer” means, with respect to any Common Stock, any transfer, sale, gift, exchange, assignment (including by operation of Law) or pledge of, or the creation of any Lien on such Common Stock or making any other disposition thereof.

11. MISCELLANEOUS.

(a) Successors and Assigns.  The terms and conditions of this Agreement will inure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties.  The rights and obligations of each Party hereunder may not be assigned to any Person without the prior written consent of each other Party hereto.

(b) Governing Law; Jurisdiction; Waiver of Jury Trial.

(i) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of California, applicable to contracts executed in and to be performed entirely within that state; provided, however, that the Federal Arbitration Act shall apply in lieu of any arbitration Law or rules that may now exist or hereafter be enacted dealing with the subject of arbitration.

(ii) Except as provided in Section 11(c) hereof, all disputes arising out of or in connection with this Agreement or any relationship created by or in accordance with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the “Rules”) by three arbitrators.  Judgment on the award rendered by the panel of arbitrators shall be binding upon the Parties and may be entered in any court having jurisdiction thereof.  The Company, Parent and Seller, on the one hand, shall nominate one arbitrator, and the Purchaser, on the other hand, shall nominate one arbitrator.  The arbitrators so nominated shall jointly nominate the third arbitrator within fifteen (15) days following the confirmation of both Party-nominated arbitrators.  If the Party-nominated arbitrators cannot agree on the third arbitrator, then such third arbitrator shall be selected as provided in the Rules.  The place of the arbitration and all hearings and meetings shall be New York, New York unless all Parties to the arbitration otherwise agree.  The arbitrator shall apply the governing law as set forth in this Agreement.  The language of the arbitral proceedings shall be English.  The arbitrators shall not issue any award, grant any relief or take any action that is prohibited by or inconsistent with the provisions of this Agreement.  For the avoidance of doubt, the arbitrators may include attorney’s fees in any award.  The arbitrators may order the pre-hearing production or exchange of documentary evidence and may require written submissions from the Parties, but may not otherwise order pre-hearing depositions or discovery.  Unless the Parties otherwise agree, the arbitrators shall not have the power to appoint experts.  The Federal Rules of Evidence shall apply to the arbitration.  Each Party shall bear its own attorney’s fees in connection with any arbitral proceedings.

(iii) No arbitration pursuant to this Section 11(b) shall be commenced until the Party intending to request arbitration has first given thirty (30) days written notice of its intent to the other Parties and has offered to meet and confer with one or more responsible executives of such other Parties in an effort to resolve the dispute(s) described in detail in such written notice.  If one or more responsible executives of the Company, Parent and Seller, on the one hand, and the Purchaser, on the other hand, agree, within thirty (30) days after receipt of such written notice, to meet and confer with the requesting Party, then no arbitration shall be commenced until the executives have met and conferred in an effort to resolve the dispute(s) or until sixty (60) days has elapsed from the date such written notice has been given.

(iv) The provisions of this Section 11(b) shall not be construed as prohibiting any party to this Agreement from applying pursuant to Section 11(c) hereof to any court of competent jurisdiction for such specific performance, injunctive and/or other equitable relief as may be necessary to protect that party from irreparable harm or injury or to preserve the status quo pending resolution of a dispute.

(c) Specific Enforcement.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to seek specific performance, injunctive and/or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction without bond or other security being required, this being in addition to any other remedy to which they may be entitled at Law or in equity.

(d) Expenses.  Except as otherwise expressly provided in this Agreement, each Party to this Agreement will bear its respective Expenses.

(e) Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

(f) Headings.  The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.  All references in this Agreement to articles, sections, paragraphs, exhibits and schedules will, unless otherwise provided, refer to articles, sections and paragraphs hereof and exhibits and schedules attached hereto, all of which exhibits and schedules are incorporated herein by reference.

(g) Notices.  All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by air mail, by internationally recognized private courier

(for delivery in no fewer than two (2) Business Days), or by facsimile.  Except as provided otherwise herein, notices delivered by hand shall be deemed given upon receipt; notices delivered by air mail shall be deemed given ten (10) days after being deposited in the mail system, postage prepaid; notices delivered by internationally recognized private courier shall be deemed given on the second Business Day following deposit with the private courier for delivery in no fewer than two (2) Business Days; and notices delivered by facsimile shall be deemed given twenty-four hours (24) after the sender’s receipt of confirmation of successful transmission.  All notices shall be addressed as follows:

If to the Company, Parent or Seller,

NextWave Wireless Inc.
12264 El Camino Real, Ste 305
San Diego, CA 92130
Attn: Frank A. Cassou

with a copy (which shall not constitute notice) to,

Cooley LLP
4401 Eastgate Mall
San Diego, CA 92121
Attn:   Frederick T. Muto
J. Patrick Loofbourrow

If to the Purchaser,

NTT DOCOMO, INC.
2-11-1, Nagata-cho, Chiyoda-ku
Tokyo 100-6150 Japan
Attn: Managing Director, Product Department

with a copy (which shall not constitute notice) to,

Squire, Sanders and Dempsey L.L.P.
Gaikokuho Kyodo Jigyo Horitsu Jimusho
Ebisu Prime Square Tower, 16/F
1-1-39 Hiroo, Shibuya-ku
Tokyo 150-0012
Japan
Attn:  Stephen E. Chelberg, Esq.

and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 11(g).

(h) Amendments.  This Agreement may be amended only with the written consent of the Company, Parent and the Purchaser.  Any amendment effected in accordance with this

Section 11(h) will be binding upon the Purchaser, Parent, the Company and their respective successors and assigns.

(i) Reporting and Publicity.  Except as otherwise required by Law or applicable stock exchange rules, press releases and other publicity concerning the transactions contemplated by this Agreement shall be made only with the prior agreement of the Company and Parent, on the one hand, and the Purchaser, on the other hand (and in any event, the Parties hereto shall use all reasonable efforts to consult and agree with each other with respect to the content of any such required press release or other publicity).  Notwithstanding anything herein to the contrary, the Purchaser agrees that Parent may describe the terms of the Transactions in a press release and in a Current Report on Form 8-K to be filed with the SEC, and that it intends to file this Agreement as an exhibit to a Parent periodic or current report. The Parent and Purchaser shall cooperate with one another in determining whether to request, and if so, taking reasonable steps to obtain, confidential treatment of portions of this Agreement.

(j) Waivers.  The waiver by a Party of any breach of any of the terms, covenants or conditions of this Agreement or of any right or privilege conferred by this Agreement shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges or as a waiver of any other terms, covenants, conditions, rights or privileges.  No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving Party.

(k) Replacement of Shares.  If any certificate or instrument evidencing any Purchased Shares is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested.

(l) Severability.  If any provision of this Agreement is held to be unenforceable under applicable Law, such provision will be excluded from this Agreement and the balance of the Agreement will be interpreted as if such provision were so excluded and will be enforceable in accordance with its terms.  Further, the Parties agree to use commercially reasonable efforts to replace such unenforceable provision of this Agreement with an enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such unenforceable provision.

(m) Entire Agreement.  This Agreement, together with the Stockholders’ Agreement and all exhibits and schedules hereto and thereto, constitutes the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements and understandings between the Parties with respect to the subject matter hereof.

(n) Further Assurances.  From and after the date of this Agreement, upon the request of the Company or the Purchaser, the Company and the Purchaser will take such actions, including the execution and delivery of instruments, documents or other writings, as is reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

(o) Meaning of “Include” and “Including”.  Whenever in this Agreement the word “include” or “including” is used, it shall be deemed to mean “include, without limitation” or “including, without limitation,” as the case may be, and the language following “include” or “including” shall not be deemed to set forth an exhaustive list.

(p) No Presumption Against Drafting Party.  Each of the Parties acknowledges that each Party has been represented by counsel in connection with this Agreement and the Transactions and that the Parties have participated jointly in the drafting of this Agreement.  Accordingly, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

(q) No Third-Party Beneficiaries.  This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, to create any agreement of employment with any Person, or to otherwise create any third-party beneficiary hereto.

(r) Facsimile and E-mail Signatures.  Any signature page hereto delivered by facsimile machine or by e-mail (including in portable document format (pdf), as a joint photographic experts group (jpg) file, or otherwise) shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto.  Any Party who delivers such a signature page agrees to later deliver an original counterpart to any Party who requests it.

(s) Corporate Securities Law.  THE SALE OF THE SECURITIES THAT ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION FOR SUCH SECURITIES PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE.  THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

Remainder of Page Intentionally Left Blank – Signature Page Follows

* * *

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their duly authorized signatories as of the date first above written.

PACKETVIDEO CORPORATION

By:	/s/ James C. Brailean
	Name:	James C. Brailean, Ph.D.
	Title:	President and Chief Executive Officer

NEXTWAVE WIRELESS INC.

By:	/s/ Francis J. Harding
	Name:	Francis J. Harding
	Title:	Executive Vice President— Chief Financial Officer

NEXTWAVE BROADBAND INC.

By:	/s/ Francis J. Harding
	Name:	Francis J. Harding
	Title:	Treasurer

NTT DOCOMO, INC.

By:	/s/ Ryuji Yamada
	Name:	Ryuji Yamada
	Title:	President & CEO

Annex A

Resigning Directors and Officers of the Company

Francis J. Harding